                   MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
(THIS IS ONE OF TWO PROSPECTUS SUPPLEMENTS FOR THE PARTNERSHIPS IN THE SPECTRUM
                                    SERIES)

                MORGAN STANLEY DEAN WITTER SPECTRUM SELECT L.P.
               MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P. MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.
            MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL BALANCED L.P.

                            ------------------------
                                   SUPPLEMENT
                                 TO PROSPECTUS
                              DATED MARCH 6, 2000

YOU SHOULD READ THIS SUPPLEMENT TOGETHER WITH THE PROSPECTUS DATED MARCH 6, 2000. ALL PAGE AND SECTION REFERENCES IN THIS SUPPLEMENT RELATE TO THE PROSPECTUS, EXCEPT REFERENCES TO PAGES PRECEDED BY "S-," WHICH RELATE TO THIS SUPPLEMENT.

                            ------------------------

                           MORGAN STANLEY DEAN WITTER

                           DEAN WITTER REYNOLDS INC.


                 THE DATE OF THIS SUPPLEMENT IS JUNE 22, 2000.

                               TABLE OF CONTENTS

                                                                            PAGE

Advisor Change for Spectrum Strategic......................................      S-1

Commodity Broker Change....................................................      S-1

Summary....................................................................      S-1

Risk Factors...............................................................      S-3

Conflicts of Interest......................................................      S-3

Description of Charges.....................................................      S-3

The Spectrum Series........................................................      S-4

Selected Financial Data....................................................      S-7

Management's Discussion and Analysis of Financial Condition and Results of
  Operations...............................................................      S-9

Quantitative and Qualitative Disclosures About Market Risk.................     S-14

The Trading Advisors.......................................................     S-21

The Commodity Brokers......................................................     S-28

Litigation.................................................................     S-30

Financial Statements.......................................................     S-31

                               ADVISOR CHANGE FOR
                               SPECTRUM STRATEGIC


     Effective April 14, 2000, Spectrum Strategic terminated Willowbridge Associates Inc. as a trading advisor. On June 26, 2000, Spectrum Strategic will add Eclipse Capital Management Inc. as a trading advisor, and will allocate to Eclipse the assets previously managed by Willowbridge, approximately $19 million (approximately 23%) of Spectrum Strategic's net assets. Eclipse will be paid a monthly management fee at a 3% annual rate (Willowbridge was paid 4%) and a monthly incentive fee equal to 15% (Willowbridge was also paid 15%) of any trading profits. In addition, 50% of any subscriptions into Spectrum Strategic will be allocated to Allied Irish Capital Management, Ltd. and the remaining 50% will be allocated to Eclipse, while 100% of any redemptions out of Spectrum Strategic will be allocated to Blenheim Investments, Inc. Accordingly, the disclosures regarding Willowbridge in the prospectus are no longer relevant. The description of Eclipse begins on page S-23.


                            COMMODITY BROKER CHANGE


     Commencing in June 2000, the general partner will begin to transfer the futures and options clearing for each Spectrum Series partnership from Carr Futures Inc. to Morgan Stanley & Co. Incorporated, an affiliate of the general partner, with the exception of trades on the London Metal Exchange, which will be cleared by Morgan Stanley & Co. International Limited, also an affiliate of the general partner. In addition, Morgan Stanley & Co. Incorporated, rather than Carr Futures, will act as the counterparty on all of the foreign currency forward trades for the Spectrum Series partnerships. Dean Witter will continue to act as the non-clearing commodity broker for the Spectrum Series partnerships.

     THE FOLLOWING REVISIONS TO THE "SUMMARY," "RISK FACTORS," "CONFLICTS OF INTEREST," "DESCRIPTION OF CHARGES," "THE COMMODITY BROKERS," AND "LITIGATION" SECTIONS OF THE PROSPECTUS RELATE TO THE COMMODITY BROKER CHANGE DESCRIBED ABOVE. UNTIL THE CHANGE IS EFFECTED, THE PROSPECTUS DESCRIBES THE CURRENT ARRANGEMENTS WITH CARR FUTURES.


                                    SUMMARY

     THE FOLLOWING UPDATES AND REPLACES THE FIRST BULLET POINT UNDER "MAJOR CONFLICTS OF INTEREST" ON PAGE 4.

* Because the general partner, Dean Witter, Morgan Stanley, and Morgan Stanley International are affiliates of each other, the fees payable to those parties and the other terms relating to the operation of the partnerships and the sale of units were not negotiated by an independent party.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION UNDER "ORGANIZATIONAL CHART" ON PAGE 5.

                              ORGANIZATIONAL CHART

     Following is an organizational chart, which shows the relationships among the various parties involved with this offering. With the exception of the trading advisors, all parties are affiliates of Morgan Stanley Dean Witter & Co.

wholly-owned                 Morgan Stanley Dean
                                 Witter & Co.
      wholly-owned                                            wholly-owned
                                                                             general          23 other commodity
      Dean Witter                                           Demeter        partnership             pools*
                                                        GENERAL PARTNER     interest

                             Selling Agreement
   SELLING AGENT AND
  NON-CLEARING COMMODITY
          BROKER
                                                      general partnership
                             Customer Agreement              interest          Management Agreements
                                           Spectrum Select
                                          Spectrum Technical
                                          Spectrum Strategic
   Customer Agreement                  Spectrum Global Balanced

                             Customer Agreement      Management Agreements
                               F/X Agreement
                                                        Trading Advisor
     Morgan Stanley
          and
Morgan Stanley International
   CLEARING COMMODITY
        BROKERS

------------------

     *Demeter presently serves as general partner for 23 other commodity pools. Dean Witter acts as the non-clearing commodity broker for all of the pools. Morgan Stanley acts as clearing commodity broker for all but one of the pools, and Morgan Stanley International serves as the clearing commodity broker for trades of such pools that take place on the London Metal Exchange. Dean Witter also serves as selling agent for all of the pools managed by Demeter. All of the pools, including the partnerships, are managed and traded independently of one another.

                                  RISK FACTORS

     THE RISK FACTOR "TRADING AND PERFORMANCE RISKS -- THE UNREGULATED NATURE OF THE FORWARDS MARKETS CREATES COUNTERPARTY RISKS THAT DO NOT EXIST IN FUTURES TRADING ON EXCHANGES," ON PAGES 10-11 OF THE PROSPECTUS, SHOULD NOW BE READ AS APPLYING TO MORGAN STANLEY, RATHER THAN CARR FUTURES.

                             CONFLICTS OF INTEREST

     THE FOLLOWING CONFLICT IS ADDED TO "CONFLICTS OF INTEREST" ON PAGES 13-15.

     THE GENERAL PARTNER HAS A DISINCENTIVE TO REPLACE THE COMMODITY BROKERS. The general partner has a disincentive to replace Dean Witter, Morgan Stanley, and Morgan Stanley International because they are affiliates of the general partner and receive compensation for serving as the partnerships' commodity brokers. In connection with this conflict of interest, you should understand that Dean Witter receives a monthly flat-rate brokerage fee from each partnership for serving as the partnership's non-clearing commodity broker. From its brokerage fee, Dean Witter pays or reimburses each partnership for the transaction fees and costs charged by Morgan Stanley and Morgan Stanley International for acting as the partnership's clearing commodity brokers. Also, Morgan Stanley, as the counterparty on each partnership's foreign currency forward trades, will attempt to earn a mark-up, spread, or other profit on each foreign currency forward contract trade which is separate from the flat-rate brokerage fees paid by the partnership to Dean Witter. Prior to the transfer from Carr Futures to Morgan Stanley of each partnership's foreign currency forward trading, this mark-up, spread, or other profit was earned by a non-affiliated counterparty on each trade.

     The general partner reviews the brokerage arrangements, including foreign currency forward contracts, annually to ensure that they are fair, reasonable and competitive, and that they represent the best price and services available, taking into consideration the size and trading activity of each partnership and the services provided, and the costs, expenses, and risk borne, by Dean Witter and the general partner.

                             DESCRIPTION OF CHARGES

     THE FOLLOWING REPLACES THE SECOND PARAGRAPH ON PAGE 20.

COMMODITY BROKERS

     From the flat-rate brokerage fees received from the partnerships, Dean Witter will pay or reimburse the partnerships for all fees and costs of Morgan Stanley and Morgan Stanley International in executing trades on behalf of the partnerships, including floor brokerage fees, exchange fees, clearinghouse fees, National Futures Association fees, "give up" fees, any taxes (other than income taxes), any third party clearing costs incurred by Morgan Stanley and Morgan Stanley International, and costs associated with taking delivery on futures contracts. Morgan Stanley will act as principal for its own account on the partnerships' foreign currency forward contract trades and it will attempt to earn a profit on each foreign currency forward contract trade that is not paid or reimbursed by Dean Witter.

                              THE SPECTRUM SERIES

     THE FOLLOWING UPDATES AND REPLACES THE TABLE FOLLOWING THE FOURTH PARAGRAPH UNDER "THE SPECTRUM SERIES -- GENERAL" ON PAGE 24.

     Following is a summary of information relating to the sale of units of the partnerships through March 31, 2000:

                                                                      LIMITED         GENERAL       NUMBER OF
                                   UNITS         UNITS AVAILABLE      PARTNER         PARTNER        LIMITED
                                    SOLD            FOR SALE       CONTRIBUTIONS   CONTRIBUTIONS    PARTNERS
                               --------------    ---------------    -----------    -------------    ---------
                                                                         $              $
Spectrum Select*.............  18,679,641.738     6,934,325.362     292,496,684      1,680,000        16,338
Spectrum Technical...........  23,252,422.730     9,747,577.270     311,035,153      2,511,984        25,667
Spectrum Strategic...........  10,202,100.866     8,797,899.134     112,769,129        812,000        11,284
Spectrum Global Balanced.....   4,771,945.468     6,228,054.532      63,807,120        533,234         7,131

---------------
* The number of units sold has been adjusted to reflect a 100-for-1 unit conversion that took place on April 30, 1998 when Spectrum Select became part of the Spectrum Series of partnerships.

     THE FOLLOWING UPDATES AND REPLACES THE PERFORMANCE INFORMATION UNDER "THE SPECTRUM SERIES -- PERFORMANCE RECORDS" ON PAGES 27-29.

PERFORMANCE RECORDS

     A summary of performance information for each partnership from its commencement of trading through March 31, 2000 is set forth in Capsules I through IV below. All performance information has been calculated on an accrual basis in accordance with generally accepted accounting principles. You should read the footnotes on page 30, which are an integral part of the following capsules.

     You are cautioned that the information set forth in each capsule is not indicative of, and has no bearing on, any trading results that may be attained by any partnership in the future. Past results are not a guarantee of future results. We cannot assure you that a partnership will be profitable or will avoid incurring substantial losses. You should also note that interest income may constitute a significant portion of a partnership's total income and may generate profits where there have been realized or unrealized losses from futures, forwards, and options trading.

                                                                       CAPSULE I
                         PERFORMANCE OF SPECTRUM SELECT

Type of pool: publicly-offered fund
Inception of trading: August 1991
Aggregate subscriptions: $294,176,684
Current capitalization: $211,718,422
Current net asset value per unit: $21.68
Worst monthly % drawdown in past five years: (12.11)% (February 1996) Worst monthly % drawdown since inception: (13.72)% (January 1992)
Worst month-end peak-to-valley past five years: (26.78)% (15 months, June 1995-August 1996)
Worst month-end peak-to-valley since inception: (26.78)% (15 months, June 1995-August 1996)
Cumulative return since inception: 116.80%

                                                                MONTHLY PERFORMANCE
                         -------------------------------------------------------------------------------------------------
        MONTH              2000         1999       1998       1997       1996       1995       1994       1993       1992
---------------------    ---------     ------     ------     ------     ------     ------     ------     ------     ------
                            %            %          %          %          %          %          %          %          %
January..............        2.86       (2.90)      0.87       3.93      (0.38)     (8.13)    (11.67)      0.31     (13.72)
February.............       (2.17)       5.45       2.16       4.75     (12.11)      9.61      (6.79)     14.84      (6.09)
March................       (2.08)      (2.50)      0.23       0.31      (0.22)     20.58      12.57      (0.59)     (3.91)
April................                    3.70      (6.72)     (5.46)      4.07       9.06      (0.95)     10.35      (1.86)
May..................                   (4.38)      1.79      (1.18)     (3.65)     11.08       6.84       1.95      (1.42)
June.................                    0.34       0.93       0.16       1.37      (1.70)     10.30       0.21       7.19
July.................                   (4.40)     (0.97)      9.74      (1.44)    (10.61)     (4.91)     13.90      10.72
August...............                   (0.44)     19.19      (6.22)     (0.46)     (4.81)     (6.95)     (0.95)      6.69
September............                    1.69       6.24       0.93       3.34      (7.76)      1.25      (4.13)     (5.24)
October..............                   (8.39)     (5.14)     (3.77)     13.30      (3.35)     (4.78)     (4.97)     (3.17)
November.............                    3.29      (4.16)      0.62       6.76       1.37       5.68      (1.30)      1.39
December.............                    1.62       1.19       3.35      (3.36)     11.19      (2.72)      8.14      (3.58)
Compound Annual/
  Period Rate of
  Return                    (1.45)      (7.56)     14.15       6.22       5.27      23.63      (5.13)     41.63     (14.45)
                         (3 months)


        MONTH           1991
---------------------  ------
                         %
January..............
February.............
March................
April................
May..................
June.................
July.................
August...............   (6.20)
September............    6.32
October..............   (2.28)
November.............   (2.93)
December.............   38.67
Compound Annual/
  Period Rate of
  Return                31.18
                       (5 months)

                                                                      CAPSULE II
                       PERFORMANCE OF SPECTRUM TECHNICAL

Type of pool: publicly-offered fund
Inception of trading: November 1994
Aggregate subscriptions: $313,547,137
Current capitalization: $262,794,198
Current net asset value per unit: $14.68
Worst monthly % drawdown in past five years: (9.96)% (October 1999)
Worst monthly % drawdown since inception: (9.96)% (October 1999)
Worst month-end peak-to-valley drawdown past five years: (14.08)% (6 months, May 1999-October 1999)
Worst month-end peak-to-valley drawdown since inception: (14.08)% (6 months, May 1999-October 1999)
Cumulative return since inception: 46.80%

                                                          MONTHLY PERFORMANCE
                              ---------------------------------------------------------------------------
          MONTH                 2000         1999       1998       1997       1996       1995       1994
--------------------------    ---------     ------     ------     ------     ------     ------     ------
                                 %            %          %          %          %          %          %
January...................        1.21       (4.96)     (1.16)      3.67       4.78      (1.84)
February..................       (1.19)       2.48       0.41       1.13      (6.39)      5.10
March.....................       (1.54)      (2.48)      1.31      (1.82)      1.24      10.21
April.....................                    7.18      (4.62)     (2.93)      4.82       3.60
May.......................                   (5.00)      3.28      (3.75)     (3.84)      0.69
June......................                    5.13      (1.10)      0.69       3.21      (1.12)
July......................                   (3.90)     (0.98)      9.33      (4.80)     (2.44)
August....................                    0.95      10.29      (5.97)     (0.35)     (0.63)
September.................                   (1.51)      4.35       1.85       5.50      (3.33)
October...................                   (9.96)     (0.73)      0.36       9.92      (0.09)
November..................                    1.84      (6.17)      1.01       8.34       0.93      (0.90)
December..................                    3.83       5.98       4.57      (3.88)      6.09      (1.31)
Compound Annual/ Period
  Rate of Return..........       (1.54)      (7.51)     10.18       7.49      18.35      17.59      (2.20)
                              (3 months)                                                           (2 months)

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                     CAPSULE III
                       PERFORMANCE OF SPECTRUM STRATEGIC

Type of pool: publicly-offered fund
Inception of trading: November 1994
Aggregate subscriptions: $113,581,129
Current capitalization: $87,835,285
Current net asset value per unit: $12.41
Worst monthly % drawdown in past five years: (18.47)% (February 2000)
Worst monthly % drawdown since inception: (18.47)% (February 2000)
Worst month-end peak-to-valley drawdown past five years: (32.11)% (16 months, April 1997-July 1998)
Worst month-end peak-to-valley drawdown since inception: (32.11)% (16 months, April 1997-July 1998)
Cumulative return since inception: 24.10%

                                                          MONTHLY PERFORMANCE
                              ---------------------------------------------------------------------------
          MONTH                 2000         1999       1998       1997       1996       1995       1994
--------------------------    ---------     ------     ------     ------     ------     ------     ------
                                 %            %          %          %          %          %          %
January...................       (1.96)      (3.55)      5.32      (0.66)      3.71      (3.50)
February..................      (18.47)      11.76      (3.37)     10.09     (10.29)      1.45
March.....................       (2.05)      (3.45)      0.37       6.77      (0.97)      7.86
April.....................                    2.00     (11.06)     (6.90)      6.08       0.00
May.......................                  (13.38)     (7.40)      0.78      (3.05)     (0.66)
June......................                   21.85      (0.89)     (1.63)     (2.86)     (6.38)
July......................                   (1.00)     (5.26)      7.65      (4.91)     (0.81)
August....................                    5.31      11.82      (4.93)      1.14       4.00
September.................                   13.27      19.03      (6.03)      5.11      (0.39)
October...................                   (9.55)      8.44      (6.24)      2.92       0.30
November..................                    4.85      (7.94)     (2.22)      3.49       2.76       0.10
December..................                    9.39       2.76       5.62      (2.65)      6.24       0.00
Compound Annual/
  Period Rate of Return...      (21.70)      37.23       7.84       0.37      (3.53)     10.49       0.10
                              (3 months)                                                           (2 months)

                                                                      CAPSULE IV
                    PERFORMANCE OF SPECTRUM GLOBAL BALANCED

Type of pool: publicly-offered fund
Inception of trading: November 1994
Aggregate subscriptions: $64,340,354
Current capitalization: $58,704,709
Current net asset value per unit: $16.62
Worst monthly % drawdown in past five years: (7.92)% (February 1996)
Worst monthly % drawdown since inception: (7.92)% (February 1996)
Worst month-end peak-to-valley drawdown in past five years: (10.64)% (4 months, February 1996-May 1996)
Worst month-end peak-to-valley drawdown since inception: (10.64)% (4 months, February 1996-May 1996)
Cumulative return since inception: 66.20%

                                                          MONTHLY PERFORMANCE
                              ---------------------------------------------------------------------------
          MONTH                 2000         1999       1998       1997       1996       1995       1994
--------------------------    ---------     ------     ------     ------     ------     ------     ------
                                 %            %          %          %          %          %          %
January...................       (0.93)      (0.06)      2.25       3.35       0.41       1.32
February..................        0.94       (0.06)      1.49       3.16      (7.92)      4.62
March.....................        3.10        0.00       2.24      (2.50)     (1.08)      2.88
April.....................                    4.13      (1.78)     (1.65)      1.27       2.15
May.......................                   (4.99)     (0.35)      1.68      (3.13)      4.38
June......................                    2.28       0.00       3.64       0.46       0.79
July......................                   (1.67)     (1.19)     11.89       0.83      (1.39)
August....................                   (0.19)      2.55      (5.92)     (0.82)     (1.41)
September.................                   (0.50)      5.11       3.26       2.30       1.61
October...................                   (1.77)      1.18      (1.69)      3.77       0.26
November..................                    1.93       2.66      (0.37)      4.76       2.72      (0.50)
December..................                    1.96       1.27       3.07      (3.88)      2.99      (1.21)
Compound Annual/
  Period Rate of Return...        3.10        0.75      16.36      18.23      (3.65)     22.79      (1.70)
                              (3 months)                                                           (2 months)

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                            SELECTED FINANCIAL DATA

     THE FOLLOWING UPDATES AND REPLACES "SELECTED FINANCIAL DATA" ON PAGES
31-32.

     The following are the results of operations for each partnership for the periods indicated. Per unit results for Spectrum Select have been adjusted to reflect a 100-for-1 unit conversion that became effective on April 30, 1998.

                                SPECTRUM SELECT

                             FOR THE QUARTERS ENDED
                                    MARCH 31,                                FOR THE YEARS ENDED DECEMBER 31,
                           ---------------------------   ------------------------------------------------------------------------
                               2000           1999           1999           1998           1997           1996           1995
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
                                $              $              $              $              $              $              $
REVENUES                   (UNAUDITED)    (UNAUDITED)
 Trading Profit (Loss):
   Realized..............    4,910,985      5,798,268     (1,351,849)    36,087,729     15,940,851     26,876,393      65,987,157
   Net change in
   unrealized............   (4,790,955)    (2,656,394)    (1,547,990)    (1,192,107)     3,149,167    (10,950,217)     (4,657,344)
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Trading
     Results.............      120,030      3,141,874     (2,899,839)    34,895,622     19,090,018     15,926,176      61,329,813
 Interest income (Dean
 Witter).................    2,284,949      1,726,568      7,678,789      6,883,110      7,405,511      6,120,347       7,969,749
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Revenues......    2,404,979      4,868,442      4,778,950     41,778,732     26,495,529     22,046,523      69,299,562
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
EXPENSES
 Brokerage fees (Dean
 Witter).................    3,919,970      3,663,607     15,188,479     11,360,166      9,777,851     10,641,478      14,173,695
 Management fees.........    1,622,055      1,515,975      6,284,885      5,202,158      5,239,533      4,583,197       5,626,908
 Incentive fees..........      --             --             --           1,832,021         49,989        175,796       8,707,049
 Transaction fees and
 costs...................      --             --             --             625,327      1,370,439      1,104,011       1,589,795
 Administrative
 expenses................      --             --             --              64,000        114,000        128,000         148,000
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Expenses......    5,542,025      5,179,582     21,473,364     19,083,672     16,551,812     16,632,482      30,245,447
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)........   (3,137,046)      (311,140)   (16,694,414)    22,695,060      9,943,717      5,414,041      39,054,115
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)
 ALLOCATION:
Limited partners.........   (3,094,054)      (305,969)   (16,455,697)    22,302,202      9,781,168      5,283,411      38,580,172
General partners.........      (42,992)        (5,171)      (238,717)       392,858        162,549        130,630         473,943
NET INCOME (LOSS) PER
 UNIT
Limited partners.........        (0.32)         (0.04)         (1.80)          2,95           1.22            .98            3.56
General partners.........        (0.32)         (0.04)         (1.80)          2.95           1.22            .98            3.56
TOTAL ASSETS AT END OF
 PERIOD..................  217,519,658    210,298,857    219,366,812    202,668,038    169,541,807    167,588,012     179,342,999
TOTAL NET ASSETS AT END
 OF PERIOD...............  211,718,422    206,764,629    213,805,674    200,082,516    166,773,321    163,786,285     176,446,260
NET ASSET VALUE PER UNIT
 AT END OF PERIOD........
Limited partners.........        21.68          23.76          22.00          23.80          20.85          19.62           18.64
General partner..........        21.68          23.76          22.00          23.80          20.85          19.62           18.64

                               SPECTRUM TECHNICAL

                             FOR THE QUARTERS ENDED
                                    MARCH 31,                                FOR THE YEARS ENDED DECEMBER 31,
                           ---------------------------   ------------------------------------------------------------------------
                               2000           1999           1999           1998           1997           1996           1995
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
                                $              $              $              $              $              $              $
REVENUES                   (UNAUDITED)    (UNAUDITED)
 Trading Profit (Loss):
   Realized..............    7,388,455       (176,028)       726,179     35,224,194     13,777,460     26,334,748       4,446,595
   Net change in
   unrealized............   (6,776,774)    (7,731,117)      (872,972)     6,612,556      9,762,823     (1,552,659)      3,362,093
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Trading
     Results.............      611,681     (7,907,145)      (146,793)    41,836,750     23,540,283     24,782,089       7,808,688
 Interest income (Dean
 Witter).................    2,854,265      2,094,771      9,593,178      8,103,423      5,987,304      3,242,977       1,430,845
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Revenues......    3,465,946     (5,812,374)     9,446,385     49,940,173     29,527,587     28,025,066       9,239,533
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
EXPENSES
 Brokerage fees (Dean
 Witter).................    4,891,913      4,585,319     19,176,380     15,543,787     11,617,770      6,997,531       3,003,934
 Management fees.........    2,698,986      2,529,832     10,580,071      8,403,764      5,832,758      3,273,649       1,373,227
 Incentive fees..........       54,486        --             430,097      3,191,252        369,975      1,852,569         600,504
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Expenses......    7,645,385      7,115,151     30,186,548     27,138,803     17,820,503     12,123,749       4,977,665
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)........   (4,179,439)   (12,927,525)   (20,740,163)    22,801,370     11,707,084     15,901,317       4,261,868
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)
 ALLOCATION:
Limited partners.........   (4,135,156)   (12,792,933)   (20,531,494)    22,571,217     11,589,197     15,737,852       4,226,249
General partners.........      (44,283)      (134,592)      (208,669)       230,153        117,887        163,465          35,619
NET INCOME (LOSS) PER
 UNIT
Limited partners.........         (.23)          (.81)         (1.21)          1.49           1.02           2.11            1.72
General partners.........         (.23)          (.81)         (1.21)          1.49           1.02           2.11            1.72
TOTAL ASSETS AT END OF
 PERIOD..................  269,915,491    257,641,450    274,233,195    258,673,911    184,769,817    114,822,056      60,075,842
TOTAL NET ASSETS AT END
 OF PERIOD...............  262,794,198    252,743,952    268,755,718    255,101,434    181,950,507    112,985,629      59,326,379
NET ASSET VALUE PER UNIT
 AT END OF PERIOD........
Limited partners.........        14.68          15,31          14.91          16.12          14.63          13.61           11.50
General partner..........        14.68          15.31          14.91          16.12          14.63          13.61           11.50

                               SPECTRUM STRATEGIC

                             FOR THE QUARTERS ENDED
                                    MARCH 31,                                FOR THE YEARS ENDED DECEMBER 31,
                           ---------------------------   ------------------------------------------------------------------------
                               2000           1999           1999           1998           1997           1996           1995
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
                                $              $              $              $              $              $              $
REVENUES                   (UNAUDITED)    (UNAUDITED)
 Trading Profit (Loss):
   Realized..............  (15,636,889)     5,490,705     32,274,037      7,945,575      1,297,824      4,980,402       3,408,036
   Net change in
   unrealized............   (5,709,698)      (263,612)     4,264,478      2,771,722      2,387,258     (1,679,048)      1,451,792
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Trading
     Results.............  (21,346,587)     5,227,093     36,538,515     10,717,297      3,685,082      3,301,354       4,859,828
 Interest income (Dean
 Witter).................    1,009,168        621,201      3,017,103      2,379,478      2,304,248      1,604,026         887,226
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Revenues......  (20,337,419)     5,848,294     39,555,618     13,096,775      5,989,330      4,905,380       5,747,054
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
EXPENSES
 Brokerage fees (Dean
 Witter).................    1,842,276      1,265,457      5,837,887      4,402,540      4,414,327      3,398,205       1,802,579
 Management fees.........      973,088        686,283      3,137,509      2,342,447      2,212,788      1,587,213         824,036
 Incentive fees..........      662,823      1,012,167      2,451,152      1,336,693        427,094        726,825         437,310
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Expenses......    3,478,187      2,963,907     11,426,548      8,081,680      7,054,209      5,712,243       3,063,925
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)........  (23,815,606)     2,884,387     28,129,070      5,015,095     (1,064,879)      (806,863)      2,683,129
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)
 ALLOCATION:
Limited partners.........  (23,566,210)     2,854,127     27,829,050      4,958,188     (1,054,657)      (799,980)      2,659,882
General partners.........     (249,396)        30,260        300,020         56,907        (10,222)        (6,883)         23,247
NET INCOME (LOSS) PER
 UNIT:
Limited partners.........        (3.44)           .47           4.30            .84           0.04           (.39)           1.05
General partners.........        (3.44)           .47           4.30            .84           0.04           (.39)           1.05
TOTAL ASSETS AT END OF
 PERIOD..................   90,007,051     75,974,236    109,444,028     71,445,333     61,010,043     47,089,676      33,049,282
TOTAL NET ASSETS AT END
 OF PERIOD...............   87,835,285     74,577,938    107,692,521     70,421,775     59,095,581     45,118,877      32,462,932
NET ASSET VALUE PER UNIT
 AT END OF PERIOD
Limited partners.........        12.41          12.02          15.85          11.55          10.71          10.67           11.06
General partner..........        12.41          12.02          15.85          11.55          10.71          10.67           11.06

                            SPECTRUM GLOBAL BALANCED

                             FOR THE QUARTERS ENDED
                                    MARCH 31,                                FOR THE YEARS ENDED DECEMBER 31,
                           ---------------------------   ------------------------------------------------------------------------
                               2000           1999           1999           1998           1997           1996           1995
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
                                $              $              $              $              $              $              $
REVENUES                   (UNAUDITED)    (UNAUDITED)
 Trading Profit (Loss):
   Realized..............     (133,121)     1,001,877      2,425,585      5,113,920      3,683,460        177,564       1,508,581
   Net change in
   unrealized............    2,006,181       (870,068)    (1,157,073)     1,285,628        464,966       (175,835)        373,624
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Trading
     Results.............    1,873,060        131,809      1,268,512      6,399,548      4,148,426          1,729       1,882,205
 Interest income (Dean
 Witter).................      775,426        498,269      2,385,751      1,642,542      1,145,033        891,897         447,608
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Revenues......    2,648,486        630,078      3,654,263      8,042,090      5,293,459        893,626       2,329,813
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
EXPENSES
 Brokerage fees (Dean
 Witter).................      665,107        537,128      2,387,515      1,591,467      1,124,531      1,030,310         503,995
 Management fees.........      180,737        145,959        648,787        422,960        269,162        221,282         104,999
 Incentive fees..........      --             --             215,651        449,775        300,250        --              161,155
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
     Total Expenses......      845,844        683,087      3,251,953      2,464,202      1,693,943      1,251,592         770,149
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)........    1,802,642        (53,009)       402,310      5,577,888      3,599,516       (357,966)      1,559,664
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)
 ALLOCATION:
Limited partners.........    1,782,338        (52,414)       397,258      5,518,127      3,561,537       (354,537)      1,536,421
General partners.........       20,304           (595)         5,052         59,761         37,979         (3,429)         23,243
NET INCOME (LOSS) PER
 UNIT
Limited partners.........         0.50           (.02)           .12           2.25           2.12           (.44)           2.24
General partners.........         0.50           (.02)           .12           2.25           2.12           (.44)           2.24
TOTAL ASSETS AT END OF
 PERIOD..................   60,924,570     48,908,487     58,807,588     46,317,786     25,923,024     19,620,770      14,923,682
TOTAL NET ASSETS AT END
 OF PERIOD...............   58,704,709     48,357,974     57,864,012     45,913,872     25,683,236     18,706,255      14,754,500
NET ASSET VALUE PER UNIT
 AT END OF PERIOD........
Limited partners.........        16.62          15.98          16.12          16.00          13.75          11.63           12.07
General partner..........        16.62          15.98          16.12          16.00          13.75          11.63           12.07

PERFORMANCE RECORDS

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING UPDATES, FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999, AND SUPPLEMENTS THE INFORMATION FOR EACH PARTNERSHIP UNDER THE CAPTIONS "RESULTS OF OPERATIONS" ON PAGES 33-34, 36-37, 37-38, AND 39-40.

MORGAN STANLEY DEAN WITTER SPECTRUM SELECT L.P.

     For the Quarter Ended March 31, 2000. For the quarter ended March 31, 2000, Spectrum Select posted a decrease in net asset value per unit, after expenses. The most significant losses of approximately 1.8% were recorded in the global interest rate futures markets from short positions in U.S. Treasury bond futures, as interest rates at the longer-end of the yield curve declined during the second half of January, resulting in domestic bond prices being pushed higher. Losses were also recorded from short positions in short- to mid-term U.S. Treasury note futures, as prices rose later in February as the U.S. stock markets fluctuated and investors shifted assets into two-year and five-year Treasury notes from stocks and 30- year Treasury bonds. In the metals markets, losses of approximately 1.0% were experienced from long positions in aluminum and copper futures, as prices reversed lower earlier in February due primarily to technically based selling and dipped lower again later in February led downward by falling prices of other base metals. In the global stock index futures markets, losses of approximately 0.4% were incurred from long positions in Hang Seng Index futures, as most global equity prices reversed lower earlier in January amid fears of interest rate hikes. Additional losses were experienced from short-term volatile price movements in U.S. and European stock index futures throughout a majority of January. Losses were also experienced during March from long positions in European stock index futures, as prices declined. These losses were partially offset by gains of approximately 1.7% recorded primarily during January and February in the energy markets from long futures positions in crude oil and its refined products, as oil prices increased on concerns about future output levels from the world's leading producer countries amid dwindling stockpiles and increasing demand. In the currency markets, gains of approximately 1.5% were recorded primarily during January and March from short positions in the euro, Europe's common currency, and the Swiss franc, as the values of these currencies weakened versus the U.S. dollar. The euro dropped below parity with the U.S. dollar late in January, hurt by skepticism about Europe's economic outlook and lack of public support from European officials. Offsetting currency losses were recorded during February from long British pound positions, as the value of the pound weakened versus the U.S. dollar on interest rate increases by the U.S. Federal Reserve and talks of a merger between two major telecommunications companies.

     For the quarter ended March 31, 2000, Spectrum Select's total trading revenues, including interest income, were $2,404,979. Total expenses for the quarter were $5,542,025, resulting in a net loss of $3,137,046. The value of a unit decreased from $22.00 at December 31, 1999 to $21.68 at March 31, 2000.

     For the Quarter Ended March 31, 1999. For the quarter ended March 31, 1999, Spectrum Select posted a decrease in net asset value per unit, after expenses. The most significant losses of approximately 1.5% were recorded in the global interest rate futures markets primarily from short Japanese government bond futures positions early in the quarter, as prices surged higher in response to the Bank of Japan's aggressive easing of monetary policy which brought short-term interest rates down to virtually zero. Additional losses were experienced late in the quarter from newly established long positions, as prices retreated following comments by Bank of Japan Governor Masaru Hayami that he expected interest rates in Japan to rise over time. In the metals markets, losses of approximately 0.4% were experienced throughout a majority of the quarter largely from short gold futures positions, as gold prices reached a 2-month high on short-covering by speculative investment funds before selling off in late March. In the global stock index futures market, losses of approximately 0.3% were recorded during January and early February mainly from long European stock index futures positions, as European equity prices moved lower amid rising global bond yields and skepticism regarding the stability of emerging market economies. These losses were partially offset by gains of approximately 1.5% recorded primarily during March in the energy markets from long futures positions in crude oil and its refined products, unleaded gas and heating oil, as oil prices moved significantly higher. The substantial recovery in oil prices during March was largely attributed to the news that both OPEC and non-OPEC countries had reached an agreement to cut total output by approximately two million barrels a day beginning April 1, 1999. In the currency markets, gains of approximately 1.1% were recorded mainly during February and March from short Swiss franc positions, as its value weakened versus the U.S. dollar as investors reasoned that the U.S. is the safest place to invest during the crisis in Kosovo (due to the fact that it is geographically removed from the actual conflict and possesses a powerful military force, and on lack of economic growth in Europe). In the agricultural markets, gains of approximately 0.8% were recorded largely during January and February from short futures positions in soybeans and soybean oil, as prices trended steadily lower amid a healthy South American crop, weak world demand and fears that Brazil will flood the market in an effort to aid their ailing economy. In soft commodities, gains of approximately 0.3% were recorded throughout a majority of the quarter mostly from short cocoa futures positions, as prices declined amid fears that Brazil's financial troubles will have an adverse effect on supply and demand.

     For the quarter ended March 31, 1999, Spectrum Select's total trading revenues, including interest income, were $4,868,442. Total expenses for the quarter were $5,179,582, resulting in a net loss of $311,140. The value of a unit decreased from $23.80 at December 31, 1998 to $23.76 at March 31, 1999.

MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P.

     For the Quarter Ended March 31, 2000. For the quarter ended March 31, 2000, Spectrum Technical posted a decrease in net asset value per unit. The most significant net losses of approximately 3.8% were recorded primarily in early February in the global interest rate futures markets from long positions in Japanese interest rate futures, as Japanese bond prices declined in reaction to the yen's weakness and a higher Nikkei 225 Index. Additional losses were incurred during March from long positions in Japanese government bond futures, as prices moved lower on firmer-than-expected capital investment figures out of Japan and fears that the Bank of Japan would scrap its zero-rate policy earlier than expected. In the metals markets, losses of approximately 2.7% were experienced from short gold futures positions, as gold prices spiked sharply higher on February 4, as short covering, rumored producer hedge unwinding, and fresh buying fueled panicky rallies. Newly established long positions in gold futures produced additional losses later in February, as gold prices fell under the weight of palladium and the weakness of the Australian dollar. In the soft commodities markets, losses of approximately 0.5% were incurred primarily during January and March from long coffee futures positions, as coffee prices declined in the wake of forecasts for a bumper crop in Brazil this year. These losses were partially offset by gains of approximately 4.8% recorded primarily during January and February in the energy markets from long futures positions in crude oil and its refined products, as oil prices increased on concerns about future output levels from the world's leading producer countries amid dwindling stockpiles and increasing demand. In the global stock index futures markets, gains of approximately 1.9% were recorded primarily during February from long positions in DAX and CAC 40 Index futures, as the price of European stock index futures surged on strength in technology stocks and record highs on the NASDAQ. Additional gains were recorded during February from long positions in NASDAQ 100 Index futures, as the NASDAQ Index climbed higher on strength in computer-chip makers and biotechnology companies. In the currency markets, gains of approximately 0.6% were recorded during January and March from short positions in the the euro and the Swiss franc, as the values of these currencies weakened versus the U.S. dollar. The euro dropped below parity with the U.S. dollar late in January, hurt by skepticism about Europe's economic outlook and lack of public support from European officials.

     For the quarter ended March 31, 2000, Spectrum Technical's total trading revenues, including interest income, were $3,465,946. Total expenses for the quarter were $7,645,385, resulting in a net loss of $4,179,439. The value of a unit decreased from $14.91 at December 31, 1999 to $14.68 at March 31, 2000.

     For the Quarter Ended March 31, 1999. For the quarter ended March 31, 1999, Spectrum Technical posted a decrease in net asset value per unit. The most significant losses of approximately 4.1% were recorded in the global interest rate futures markets early in the quarter largely from short Japanese government bond futures positions, as prices surged higher in response to the Bank of Japan's aggressive easing of monetary policy which brought short-term interest rates down to virtually zero. Additional losses were experienced later in the quarter from newly established long positions, as prices retreated following comments by Bank of Japan Governor Masaru Hayami that he expected interest rates in Japan to rise over time. In the metals markets, losses of approximately 1.3% were experienced primarily from long silver futures positions, as prices declined during mid-March after Berkshire Hathaway's annual report failed to provide any new information on the company's silver positions. In the livestock markets, losses of approximately 0.8% were recorded mainly during January from short cattle and hog futures positions, as prices in both markets moved sharply higher on concerns that winter storms would hurt supplies and reports of an increase in demand and plans for government aid programs to help aid struggling farmers. In soft commodities, losses of approximately 0.6% were experienced primarily during January from long coffee futures positions, as prices dropped on fears spurred by the collapse of the Brazilian real. In the global stock index futures markets, losses of approximately 0.1% were recorded mostly from long positions in German stock index futures, as European equity prices moved lower amid rising global bond yields and skepticism regarding the stability of emerging market economies. These losses were partially offset by gains of approximately 1.8% recorded in the energy markets mainly during March from long futures positions in crude oil and its refined products, unleaded gas and heating oil, as oil prices moved significantly higher. The substantial recovery in oil prices during March was largely attributed to the news that both OPEC and non-OPEC countries had reached an agreement to cut total output by approximately two million barrels a day beginning April 1, 1999. In the currency markets, gains of approximately 1.4% were recorded primarily during February and March from short Swiss franc positions, as its value weakened versus the U.S. dollar as investors reasoned that the U.S. is the safest place to invest during the crisis in Kosovo (due to the fact that it is geographically removed from the actual conflict and possesses a powerful military force, and on lack of economic growth in Europe). Gains were also recorded during January and February from short positions in the euro, as the value of the euro fell versus the U.S. dollar. The euro's weakness against the dollar was attributed to fears that the European Central Bank may cut interest rates amid a recent economic slowdown in that region. In the agricultural markets, gains of approximately 0.5% were recorded mostly during January and February from short futures positions in soybeans and soybean oil, as prices trended steadily lower amid a healthy South American crop, weak world demand and fears that Brazil will flood the market in an effort to aid their ailing economy.

     For the quarter ended March 31, 1999, Spectrum Technical's total trading losses, net of interest income, were $5,812,374. Total expenses for the quarter were $7,115,151, resulting in a net loss of $12,927,525. The value of a unit decreased from $16.12 at December 31, 1998 to $15.31 at March 31, 1999.

MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.

     For the Quarter Ended March 31, 2000. For the quarter ended March 31, 2000, Spectrum Strategic posted a decrease in net asset value per unit. The most significant losses of approximately 9.3% were recorded in the global stock index futures markets from short positions in U.S. stock index futures, as domestic equity prices moved higher in early January on fears of an interest rate hike and reports of a major corporate merger. Additional losses were recorded during February from short positions in NASDAQ 100 Index futures, as the NASDAQ Index climbed higher on strength in computer-chip makers and biotechnology companies. In the currency markets, losses of approximately 8.3% were recorded primarily during January from long positions in the euro, as the value of the European common currency weakened versus the U.S. dollar. The euro dropped below parity with the U.S. dollar late in January, hurt by skepticism about Europe's economic outlook and lack of public support for the economy from European officials. During February, losses were also recorded from long positions in the euro, due to reduced expectations for an interest rate increase. In the metals markets, losses of approximately 6.5% were experienced from long positions in aluminum and copper futures, as prices reversed lower earlier in February due primarily to technically based selling and again in late February and late March, led downward by falling prices of other base metals and the softening of oil prices. In the global interest rate futures markets, losses of approximately 5.0% were experienced from short positions in U.S. Treasury bond futures, as interest rates at the longer-end of the yield curve declined during the second half of January, resulting in domestic bond prices being pushed higher. During February, losses were incurred from short positions in German interest rate futures, as prices increased following a surge in U.S. bond prices. In soft commodities, losses of approximately 2.2% were recorded during January and February from long coffee futures positions, as coffee prices declined in the wake of forecasts for a bumper crop in Brazil. These losses were partially offset by gains of approximately 10.4% recorded primarily during January in the energy markets from long futures positions in crude oil and its refined products, as oil prices increased on growing speculation that OPEC would extend production cuts beyond the current deadline of March 2000. Additional gains were recorded during March from short positions in crude oil futures, as prices declined after OPEC effectively restored production levels to their year-earlier level. In the agricultural markets, gains of approximately 0.7% were recorded primarily during March from long positions in soybean futures, as prices moved higher amid warm, dry long-term forecasts for U.S. growing areas that fanned fears of a drought this summer.

     For the quarter ended March 31, 2000, Spectrum Strategic's total trading losses, net of interest income, were $20,337,419. Total expenses for the quarter were $3,478,187, resulting in a net loss of $23,815,606. The value of a unit decreased from $15.85 at December 31, 1999 to $12.41 at March 31, 2000.

     For the Quarter Ended March 31, 1999. For the quarter ended March 31, 1999, Spectrum Strategic posted an increase in net asset value per unit. The most significant gains of approximately 7.3% were recorded primarily during March in the energy markets from long crude oil positions, as prices climbed to their highest level since October 1, 1998. This strong upward move in energy prices was largely attributed to confirmation of OPEC production cuts and supply concerns caused by an explosion at a U.S. refinery. In the global interest rate futures markets, gains of approximately 4.1% were recorded mainly during February from short U.S. interest rate futures positions, as prices dropped in reaction to Federal Reserve Chairman Alan Greenspan's warnings in Congressional testimony that a strong economy could reignite inflation, increasing the prospects of an interest rate hike. In the currency markets, gains of approximately 1.5% were recorded during January and February largely from short positions in the euro, as the value of the euro fell versus the U.S. dollar. The euro's weakness against the dollar was attributed to fears that the European Central Bank may cut interest rates amid a recent economic slowdown in that region. A portion of these gains was offset by losses recorded during January from long Japanese yen positions, after an intervention by the Bank of Japan boosted the U.S. dollar against the yen and helped ease concerns about the impact of a strong yen on Japanese exports. Losses were also recorded in March from newly established short Japanese yen positions, as the value of the yen increased versus the U.S. dollar amid new signs that Japan's economy may be on the mend and speculation that Japanese interest rates may soon rise. In the global stock index futures markets, losses of approximately 3.6% were experienced primarily during March from short S&P 500 Index futures positions, as equity prices increased in reaction to Wall Street reaching a major milestone during mid-March as the Dow Jones Industrial Average hit 10,000 for the first time. In soft commodities, losses of approximately 1.2% were experienced throughout a majority of the quarter largely from long cocoa futures positions, as prices hit new contract lows during mid-February on an overabundance of speculative sales.

     For the quarter ended March 31, 1999, Spectrum Strategic's total trading revenues, including interest income, were $5,848,294. Total expenses for the quarter were $2,963,907, resulting in net income of $2,884,387. The value of a unit increased from $11.55 at December 31, 1998 to $12.02 at March 31, 1999.

MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL BALANCED L.P.

     For the Quarter Ended March 31, 2000. For the quarter ended March 31, 2000, Spectrum Global Balanced posted an increase in net asset value per unit. The most significant gains of approximately 1.8% were recorded in the global stock index futures markets from long positions in Nikkei Index futures, as Japanese equity prices increased during February due to weakness in the Japanese yen versus other major currencies, particularly the U.S. dollar. Later in March, a surge in Japanese technology issues, linked to rising industrial production in that nation, and the belief that institutions would add these issues to their portfolios prior to fiscal year-end, boosted the Nikkei to a 40-month high. In the global interest rate futures markets, gains of approximately 1.3% were recorded primarily during March from long positions in U.S. interest rate futures, as domestic bond prices increased. This upward price move was attributed to a "flight-to- quality" following sharp gyrations in the U.S. stock market, the U.S. Treasury's decision to buy back outstanding debt, and concerns that longer-term debt is becoming scarce. In the currency markets, profits of approximately 0.4% were recorded primarily during March from long Japanese yen positions versus the Australian dollar and from cross-rate positions, specifically in the euro relative to the British pound, as the value of the European common currency weakened during January versus the pound, hurt by skepticism about Europe's economic outlook and lack of public support for the economy from European officials. In the metals markets, gains of approximately 0.4% were recorded primarily in early February from long nickel futures positions, as nickel prices climbed to their highest level in five years. In the energy markets, gains of approximately 0.2% were recorded primarily during February from long positions in crude oil futures and its refined products, as oil prices powered to nine-year highs on concerns about future output levels from the world's leading producer countries amid dwindling stockpiles and increasing demand. These gains were partially offset by losses of approximately 0.4% recorded primarily during February in the livestock markets from short lean hog futures positions, as prices climbed higher amid expectations of higher wholesale pork prices due to light slaughter rates. During January, additional losses were incurred from long positions in live cattle futures, as prices declined after the USDA raised its forecast for U.S. red meat production in 2000. In the agricultural markets, losses of approximately 0.4% were experienced from long corn futures positions, as prices declined later in March amid rainfall in the U.S. Midwest, as well as outlooks for more rain. Early in February, losses were incurred from long positions in soybean oil, as soybean prices moved lower following rains in the growing region of South America, particularly Brazil.

     For the quarter ended March 31, 2000, Spectrum Global Balanced's total trading revenues, including interest income, were $2,648,486. Total expenses for the quarter were $845,844, resulting in net income of $1,802,642. The value of a unit increased from $16.12 at December 31, 1999 to $16.62 at March 31, 2000.

     For the Quarter Ended March 31, 1999. For the quarter ended March 31, 1999, Spectrum Global Balanced posted a decrease in net asset value per unit. The most significant net losses of approximately 1.5% were recorded in the global interest rate futures markets mainly during January and March from short Australian interest rate futures positions, as prices moved higher due to depressed gold prices during late March which weakened the Australian dollar, and to a lesser extent, Australian stock prices. In the livestock markets, losses of approximately 0.4% were experienced primarily in January from short positions in hog and cattle futures, as prices in both markets moved sharply higher on concerns that winter storms would hurt supplies, on reports of an increase in demand and plans for government aid programs to help struggling farmers. In soft commodities, losses of approximately 0.1% were recorded mostly during March from short cotton futures positions, as prices increased to their highest level since mid-December on technically motivated speculative buying and rumors that an influential merchant turned bullish early in March. In the metals markets, losses of approximately 0.1% were experienced largely from short copper futures positions, as prices moved significantly higher towards the end of March in response to a decline in London Metal Exchange warehouse stocks and evidence that Japanese consumption has stabilized. These losses were partially offset by gains of approximately 0.8% recorded primarily during January and March in the global stock index futures component from long Nikkei Index futures positions, as Japanese equity prices were pushed higher by positive economic factors in Japan such as low interest rates, an easing credit stance, relatively stable exchange rates, and an agreement to inject public funds into the indebted banking sector. In the currency markets, gains of approximately 0.7% were recorded throughout a majority of the quarter mainly from short euro positions, as the value of the U.S. dollar hit new highs during March versus the European common currency on the strength of the U.S. economy, concerns pertaining to the economic health of Europe and Japan, and growing uncertainty about the military action in Yugoslavia. In the energy markets, gains of approximately 0.7% were recorded during March largely from long positions in crude and gas oil futures, as prices moved significantly higher on news that both OPEC and non-OPEC countries had reached an agreement to cut total output by approximately two million barrels a day beginning April 1, 1999. In the agricultural markets, gains of approximately 0.4% were recorded primarily in January and February from short soybean oil futures positions, as prices declined to 23-year lows in reaction to a healthy South American crop outlook, weak world demand and fears that Brazil will flood the market in an effort to support their ailing economy.

     For the quarter ended March 31, 1999, Spectrum Global Balanced's total trading revenues, including interest income, were $630,078. Total expenses for the quarter were $683,087, resulting in a net loss of $53,009. The value of a unit decreased from $16.00 at December 31, 1998 to $15.98 at March 31, 1999.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                               ABOUT MARKET RISK

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION FOR EACH PARTNERSHIP UNDER THE CAPTION "EACH PARTNERSHIP'S VALUE AT RISK IN DIFFERENT MARKET SECTORS" ON PAGES 42-43.

EACH PARTNERSHIP'S VALUE AT RISK IN DIFFERENT MARKET SECTORS

     The following tables indicate the VaR associated with each partnership's open positions, as a percentage of total net assets, by primary market risk category as of March 31, 2000 and 1999.

SPECTRUM SELECT:

     As of March 31, 2000 and 1999, Spectrum Select's total capitalization was approximately $212 million and $207 million, respectively.

                                                                     VAR
                                                                  MARCH 31,
                                                             --------------------
                           MARKET CATEGORY                    2000        1999
            ----------------------------------------------   --------    --------
                                                                %           %
            Currency......................................     (1.16)      (1.09)
            Equity........................................     (0.78)      (0.55)
            Commodity.....................................     (0.78)      (0.77)
            Interest Rate.................................     (0.58)      (0.46)
            Aggregate Value at Risk.......................     (1.88)      (1.59)

SPECTRUM TECHNICAL:

     As of March 31, 2000 and 1999, Spectrum Technical's total capitalization was approximately $263 million and $253 million, respectively.

                                                                     VAR
                                                                  MARCH 31,
                                                             --------------------
                           MARKET CATEGORY                    2000        1999
            ----------------------------------------------   --------    --------
                                                                %           %
            Currency......................................     (1.58)      (2.58)
            Equity........................................     (1.55)      (1.15)
            Interest Rate.................................     (1.42)      (1.25)
            Commodity.....................................     (1.23)      (0.83)
            Aggregate Value at Risk.......................     (3.09)      (3.17)

SPECTRUM STRATEGIC:

     As of March 31, 2000 and 1999, Spectrum Strategic's total capitalization was approximately $88 million and $75 million, respectively.

                                                                     VAR
                                                                  MARCH 31,
                                                             --------------------
                           MARKET CATEGORY                    2000        1999
            ----------------------------------------------   --------    --------
                                                                %           %
            Commodity.....................................     (2.11)      (0.69)
            Interest Rate.................................     (1.00)      (1.97)
            Currency......................................     (0.95)      (2.40)
            Equity........................................     (0.58)      (1.53)
            Aggregate Value at Risk.......................     (2.49)      (2.97)

SPECTRUM GLOBAL BALANCED:

     As of March 31, 2000 and 1999, Spectrum Global Balanced's total capitalization was approximately $59 million and $48 million, respectively.

                                                                     VAR
                                                                  MARCH 31,
                                                             --------------------
                           MARKET CATEGORY                    2000        1999
            ----------------------------------------------   --------    --------
                                                                %           %
            Equity........................................     (1.28)      (1.02)
            Interest Rate.................................     (0.73)      (0.76)
            Currency......................................     (0.53)      (0.47)
            Commodity.....................................     (0.29)      (0.32)
            Aggregate Value at Risk.......................     (1.67)      (1.38)

     Aggregate Value at Risk, listed above for each partnership, represents the aggregate VaR of all of a partnership's open positions and not the sum of the VaR of the individual market categories. Aggregate VaR will be lower as it takes into account correlation among the different positions and categories.

     The tables above represent the VaR of each partnership's open positions at March 31, 2000 and 1999 only and are not necessarily representative of either the historic or future risk of an investment in that partnership. Because the only business of each partnership is the speculative trading of futures, forwards, and options, the composition of a partnership's trading portfolio can change significantly over any given time period, or even within a single trading day. Any changes in open positions could positively or negatively materially impact market risk as measured by VaR.

     The tables below supplement the March 31, 2000 VaR (set forth above) by presenting each partnership's high, low and average VaR, as a percentage of total net assets, for the four quarterly reporting periods from April 1, 1999 through March 31, 2000.

                SPECTRUM SELECT

    MARKET CATEGORY        HIGH      LOW      AVERAGE
-----------------------   ------    ------    -------
                            %         %          %
Interest Rate..........    (1.61)    (0.46)     (0.79)
Commodity..............    (1.48)    (0.77)     (0.97)
Currency...............    (1.52)    (1.09)     (1.24)
Equity.................    (0.82)    (0.31)     (0.62)
Aggregate Value at
  Risk.................    (2.83)    (1.59)     (2.06)

               SPECTRUM STRATEGIC

    MARKET CATEGORY        HIGH      LOW      AVERAGE
-----------------------   ------    ------    -------
                            %         %          %
Commodity..............    (3.13)    (0.69)     (2.18)
Currency...............    (2.98)    (0.95)     (1.98)
Equity.................    (2.41)    (0.58)     (1.58)
Interest Rate..........    (1.97)    (0.52)     (1.33)
Aggregate Value at
  Risk.................    (4.88)    (2.49)     (3.58)

               SPECTRUM TECHNICAL

    MARKET CATEGORY        HIGH      LOW      AVERAGE
-----------------------   ------    ------    -------
                            %         %          %
Currency...............    (2.58)    (1.58)     (2.09)
Interest Rate..........    (2.11)    (1.25)     (1.52)
Equity.................    (1.55)    (0.39)     (1.03)
Commodity..............    (1.23)    (0.83)     (1.00)
Aggregate Value at
  Risk.................    (3.80)    (2.57)     (3.16)

            SPECTRUM GLOBAL BALANCED

    MARKET CATEGORY        HIGH      LOW      AVERAGE
-----------------------   ------    ------    -------
                            %         %          %
Equity.................    (1.28)    (0.51)     (0.96)
Interest Rate..........    (0.76)    (0.45)     (0.63)
Currency...............    (0.53)    (0.42)     (0.49)
Commodity..............    (0.40)    (0.26)     (0.32)
Aggregate Value at
  Risk.................    (1.67)    (0.90)     (1.33)

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION FOR EACH PARTNERSHIP UNDER THE CAPTION "QUALITATIVE DISCLOSURES REGARDING PRIMARY TRADING RISK EXPOSURES" ON PAGES 44-48.

QUALITATIVE DISCLOSURES REGARDING PRIMARY TRADING RISK EXPOSURES

SPECTRUM SELECT

     The following were the primary trading risk exposures of Spectrum Select as of March 31, 2000, by market sector. It may be anticipated however, that these market exposures will vary materially over time.

     Currency. The primary market exposure in Spectrum Select at March 31, 2000 was in the currency sector. Spectrum Select's currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes as well as political and general economic conditions influence these fluctuations. Spectrum Select trades in a large number of currencies, including cross-rates - i.e., positions between two currencies other than the U.S. dollar. For the first quarter of 2000, Spectrum Select's major exposures were in the euro currency crosses and outright U.S. dollar positions. Outright positions consist of the U.S. dollar vs. other currencies. These other currencies include the major and minor currencies. The general partner does not anticipate that the risk profile of Spectrum Select's currency sector will change significantly in the future. The currency trading VaR figure includes foreign margin amounts converted into U.S. dollars with an incremental adjustment to reflect the exchange rate risk inherent to the dollar-based partnership in expressing VaR in a functional currency other than dollars.

     Interest Rate. The second largest market exposure at March 31, 2000 was in the interest rate complex. Spectrum Select's exposure in the interest rate market complex was spread across the U.S., European, Australian and Japanese interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by Spectrum Select and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact Spectrum Select's profitability. Spectrum Select's primary interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. The G-7 countries consist of the U.S., Britain, Canada, France, Germany, Italy, and Japan. However, Spectrum Select also takes futures positions in the government debt of smaller nations - e.g., Australia and Spain. The general partner anticipates that G-7 and Australian interest rates will remain the primary interest rate exposure of

Spectrum Select for the foreseeable future. The changes in interest rates which have the most effect on Spectrum Select are changes in long-term, as opposed to short-term, rates. Most of the speculative futures positions held by Spectrum Select are in medium- to long- term instruments. Consequently, even a material change in short-term rates would have little effect on Spectrum Select, were the medium- to long-term rates to remain steady.

     Equity. The primary equity exposure is to equity price risk in the G-7 countries. The stock index futures traded by Spectrum Select are by law limited to futures on broadly based indices. As of March 31, 2000, Spectrum Select's primary exposures were in the S&P 500 (U.S.), NASDAQ 100 (U.S.), Hang Seng (China) and Nikkei (Japan) stock indices. Spectrum Select is primarily exposed to the risk of adverse price trends or static markets in the U.S., European and Japanese indices. Static markets would not cause major market changes but would make it difficult for Spectrum Select to avoid being "whipsawed" into numerous small losses.

     Commodity.

     Metals. Spectrum Select's primary metals market exposure is to fluctuations in the price of gold and silver. Although certain trading advisors will, from time to time, trade base metals such as aluminum, copper, zinc, nickel, tin and lead, the principal market exposures of Spectrum Select have consistently been in precious metals, gold and silver. Exposure was evident in the gold market as gold prices were volatile during the quarter. Silver prices have also remained volatile over this period, and the trading advisors have, from time to time, taken positions as they have perceived market opportunities to develop. The general partner anticipates that gold and silver will remain the primary metals market exposure for Spectrum Select.

     Soft Commodities and Agriculturals. On March 31, 2000, Spectrum Select had exposure in the markets that comprise these sectors. Most of the exposure, however, was in the soybeans and soybean related products, corn, and cotton markets. Supply and demand inequalities, severe weather disruption and market expectations affect price movements in these markets.

     Energy. On March 31, 2000, Spectrum Select's energy exposure was shared by futures contracts in the oil and natural gas markets. Price movements in these markets result from political developments in the Middle East, weather patterns, and other economic fundamentals. It is possible that volatility will remain high. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in this market. Natural gas has exhibited volatility in prices resulting from weather patterns and supply and demand factors. Fluctuation in natural gas prices is expected to continue in this choppy pattern.

SPECTRUM TECHNICAL

     The following were the primary trading risk exposures of Spectrum Technical at March 31, 2000, by market sector. It may be anticipated however, that these market exposures will vary materially over time.

     Interest Rate. The primary market exposure in Spectrum Technical was in the global interest rate sector. Exposure was primarily spread across the U.S., German, Japanese and European interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by Spectrum Technical and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact Spectrum Technical's profitability. Spectrum Technical's primary interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. Spectrum Technical also takes futures positions in the government debt of smaller nations -e.g., Australia. The general partner anticipates that G-7 and Australian interest rates will remain the primary interest rate exposure of Spectrum Technical for the foreseeable future. The changes in interest rates which have the most effect on Spectrum Technical are changes in long-term, as opposed to short-term rates. Most of the speculative futures positions held by Spectrum Technical are in medium- to long-term instruments. Consequently, even a material change in short-term rates would have little effect on Spectrum Technical, were the medium-to long- term rates to remain steady.

     Currency. The second largest market exposure at March 31, 2000 was in the currency sector. Spectrum Technical's currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes as well as political and general economic conditions influence these fluctuations. Spectrum Technical trades in a large number of currencies, including cross-rates. For the first quarter of 2000, Spectrum Technical's major exposures were in the euro currency crosses and outright U.S. dollar positions. The general partner does not anticipate that the risk profile of Spectrum Technical's currency sector will change significantly in the future. The currency trading VaR figure includes foreign margin amounts converted into U.S. dollars with an incremental adjustment to reflect the exchange rate risk inherent to the dollar-based partnership in expressing VaR in a functional currency other than dollars.

     Equity. The primary equity exposure is to equity price risk in the G-7 countries. The stock index futures traded by Spectrum Technical are by law limited to futures on broadly based indices. As of March 31, 2000, Spectrum Technical's primary exposures were in the Nikkei (Japan), S&P 500 (U.S.) and All Ordinaries (Australia) stock indices. Spectrum Technical is primarily exposed to the risk of adverse price trends or static markets in the U.S., European and Japanese indices. Static markets would not cause major market changes but would make it difficult for Spectrum Technical to avoid being "whipsawed" into numerous small losses.

     Commodity.

     Energy. On March 31, 2000, Spectrum Technical's energy exposure was shared by futures contracts in the oil and natural gas markets. Price movements in these markets result from political developments in the Middle East, weather patterns, and other economic fundamentals. It is possible that volatility will remain high. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in this market. Natural gas has exhibited volatility in prices resulting from weather patterns and supply and demand factors. Fluctuation in natural gas prices is expected to continue in this choppy pattern.

     Metals. Spectrum Technical's primary metals market exposure is to fluctuations in the price of gold and silver. Although certain trading advisors will, from time to time, trade base metals such as aluminum, copper, zinc, nickel, tin and lead, the principal market exposures of Spectrum Technical have consistently been in precious metals, such as gold and silver and, to a much lesser extent, platinum. Exposure was evident in the gold market as gold prices were volatile during the quarter ended March 31, 2000. Silver prices have also remained volatile over this period, and the trading advisors have, from time to time, taken positions as they have perceived market opportunities to develop. The general partner anticipates that gold and silver will remain the primary metals market exposure for Spectrum Technical.

     Soft Commodities and Agriculturals. On March 31, 2000, Spectrum Technical had exposure in the markets that comprise these sectors. Most of the exposure, however, was in the soybeans and soybean related products, coffee, corn, and livestock markets. Supply and demand inequalities, severe weather disruption and market expectations affect price movements in these markets.

SPECTRUM STRATEGIC

     The following were the primary trading risk exposures of Spectrum Strategic as of March 31, 2000, by market sector. It may be anticipated however, that these market exposures will vary materially over time.

     Interest Rate. Spectrum Strategic's exposure in the interest rate market complex was spread across the Japanese, U.S. and European interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by Spectrum Strategic and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact Spectrum

Strategic's profitability. Spectrum Strategic's primary interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. The general partner anticipates that G-7 interest rates will remain the primary interest rate exposure of Spectrum Strategic for the foreseeable future. The changes in interest rates which have the most effect on Spectrum Strategic are changes in long-term, as opposed to short-term, rates. Most of the speculative futures positions held by Spectrum Strategic are in medium- to long-term instruments. Consequently, even a material change in short-term rates would have little effect on Spectrum Strategic, were the medium- to long-term rates to remain steady.

     Currency. Spectrum Strategic's currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes as well as political and general economic conditions influence these fluctuations. Spectrum Strategic trades in a large number of currencies, including cross-rates. For the first quarter of 2000, Spectrum Strategic's major exposures were in outright U.S. dollar positions. The general partner does not anticipate that the risk profile of Spectrum Strategic's currency sector will change significantly in the future. The currency trading VaR figure includes foreign margin amounts converted into U.S. dollars with an incremental adjustment to reflect the exchange rate risk inherent to the dollar-based partnership in expressing VaR in a functional currency other than dollars.

     Equity. The primary equity exposure is to equity price risk in the G-7 countries. The stock index futures traded by Spectrum Strategic are by law limited to futures on broadly based indices. As of March 31, 2000, Spectrum Strategic's primary exposure was in the Nikkei (Japan) stock index. Spectrum Strategic is primarily exposed to the risk of adverse price trends or static markets in the U.S., European and Japanese indices. Static markets would not cause major market changes but would make it difficult for Spectrum Strategic to avoid being "whipsawed" into numerous small losses.

     Commodity.

     Energy. The primary market exposure in Spectrum Strategic is in the energy sector. On March 31, 2000, Spectrum Strategic's energy exposure was shared by futures contracts in the oil and natural gas markets. Price movements in these markets result from political developments in the Middle East, weather patterns, and other economic fundamentals. It is possible that volatility will remain high. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in this market. Natural gas has exhibited volatility in prices resulting from weather patterns and supply and demand factors. Fluctuation in natural gas prices is expected to continue in this choppy pattern.

     Metals. The second largest market exposure at March 31, 2000 was in the metals sector. Spectrum Strategic's metals market exposure is to fluctuations in the price of base metals. During periods of volatility, base metals will affect performance dramatically. The general partner anticipates that the base metals will remain the primary metals market exposure of Spectrum Strategic.

     Soft Commodities and Agriculturals. On March 31, 2000, Spectrum Strategic had a reasonable amount of exposure in the markets that comprise these sectors. Most of the exposure, however, was in the coffee, soybeans and soybean related products, and wheat markets. Supply and demand inequalities, severe weather disruption and market expectations affect price movements in these markets.

SPECTRUM GLOBAL BALANCED

     The following were the primary trading risk exposures of Spectrum Global Balanced as of March 31, 2000, by market sector. It may be anticipated however, that these market exposures will vary materially over time.

     Equity. The primary market exposure in Spectrum Global Balanced is in the global stock index sector. The primary equity exposure is to equity price risk in the G-7 countries. The stock index futures traded by Spectrum Global Balanced are by law limited to futures on broadly based indices. As of March 31, 2000, Spectrum Global Balanced's primary exposures were in the Nikkei (Japan), FTSE (Britain), S&P 500 (U.S.) and DAX (German) stock indices. Spectrum Global Balanced is primarily exposed to the risk of adverse price trends or static markets in the U.S., European and Japanese indices. Static markets would not cause major market changes but would make it difficult for Spectrum Global Balanced to avoid being "whipsawed" into numerous small losses.

     Interest Rate. The second largest market exposure this quarter was in the global interest rate sector. Exposure was spread across the U.S., European, Japanese and Australian interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by Spectrum Global Balanced and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact Spectrum Global Balanced's profitability. Spectrum Global Balanced's primary interest rate exposure is generally to interest rate fluctuations in the United States and the other G-7 countries. However, Spectrum Global Balanced also takes futures positions in the government debt of smaller nations - e.g., Australia and Spain. The general partner anticipates that G-7 and Australian interest rates will remain the primary interest rate exposure of Spectrum Global Balanced for the foreseeable future. The changes in interest rates, which have the most effect on Spectrum Global Balanced, are changes in long-term, as opposed to short-term, rates. Most of the speculative futures positions held by Spectrum Global Balanced are in medium- to long-term instruments. Consequently, even a material change in short-term rates would have little effect on Spectrum Global Balanced, were the medium- to long-term rates to remain steady.

     Currency. Spectrum Global Balanced's currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes as well as political and general economic conditions influence these fluctuations. Spectrum Global Balanced trades in a large number of currencies, including cross-rates. For the first quarter of 2000, Spectrum Global Balanced's major exposures were in the euro currency crosses and outright U.S. dollar positions. The general partner does not anticipate that the risk profile of Spectrum Global Balanced's currency sector will change significantly in the future. The currency trading VaR figure includes foreign margin amounts converted into U.S. dollars with an incremental adjustment to reflect the exchange rate risk inherent to the dollar-based partnership in expressing VaR in a functional currency other than dollars.

     Commodity.

     Soft Commodities and Agriculturals. On March 31, 2000, Spectrum Global Balanced had exposure in the markets that comprise these sectors. Most of the exposure, however, was in the soybean oil, lean hogs and corn markets. Supply and demand inequalities, severe weather disruption and market expectations affect price movements in these markets.

     Energy. On March 31, 2000, Spectrum Global Balanced's energy exposure was shared by futures contracts in the oil and natural gas markets. Price movements in these markets result from political developments in the Middle East, weather patterns, and other economic fundamentals. It is possible that volatility will remain high. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in this market. Natural gas has exhibited volatility in prices resulting from weather patterns and supply and demand factors. Fluctuation in natural gas prices is expected to continue in this choppy pattern.

     Metals. Spectrum Global Balanced's metals market exposure is to fluctuations in the price of base metals. During periods of volatility, base metals will affect performance dramatically. The general partner anticipates that the base metals will remain the primary metals market exposure of Spectrum Global Balanced.

QUALITATIVE DISCLOSURES REGARDING NON-TRADING RISK EXPOSURE

     The following was the only non-trading risk exposure of each partnership at March 31, 2000:

     FOREIGN CURRENCY BALANCES. The partnerships have primary foreign currency balances in British pounds, euros, Swedish kronas, Hong Kong dollars, Australian dollars, Swiss francs and Canadian dollars. Each partnership controls the non-trading risk of these balances by regularly converting these balances back into U.S. dollars at varying intervals, depending upon size and volatility factors.

                              THE TRADING ADVISORS

MORGAN STANLEY DEAN WITTER SPECTRUM SELECT L.P.

     THE FOLLOWING UPDATES THE INFORMATION RELATING TO ASSETS UNDER MANAGEMENT BY EMC CAPITAL MANAGEMENT, INC., RABAR MARKET RESEARCH, INC., AND SUNRISE CAPITAL MANAGEMENT, INC., THE TRADING ADVISORS TO SPECTRUM SELECT, UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM SELECT L.P." ON PAGES 52, 54, AND 57 RESPECTIVELY.

     As of March 31, 2000, EMC managed approximately $43.8 million of client assets pursuant to its Classic Program and approximately $47.7 million in all of its programs (notional funds included).

     As of March 31, 2000, Rabar was managing approximately $238 million of client assets pursuant to its trading program (notional funds included).

     As of March 31, 2000, Sunrise was managing approximately $87.9 million of client assets pursuant to the CIMCO Program and approximately $523.9 million of client assets in all of its programs.

MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P.

     THE FOLLOWING UPDATES THE INFORMATION RELATING TO ASSETS UNDER MANAGEMENT BY CAMPBELL & COMPANY, INC., CHESAPEAKE CAPITAL CORPORATION, AND JOHN W. HENRY & COMPANY, INC., THE TRADING ADVISORS TO SPECTRUM TECHNICAL, UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P." ON PAGES 60, 62, AND 68 RESPECTIVELY.

     As of March 31, 2000, Campbell was managing approximately $1.5 billion of client assets pursuant to the Financial Metals & Energy Large Portfolio and approximately $1.9 billion in all of its programs.

     As of March 31, 2000, Chesapeake was managing approximately $129 million of customer funds in the Diversified 2XL Program and approximately $1 billion of client assets in all of the Chesapeake trading programs.

     As of March 31, 2000, JWH was managing approximately $178 million of client assets pursuant to its Original Investment Program, approximately $567 million of client assets pursuant to its Financial and Metals Portfolio and approximately $1.6 billion in all of its programs.

     THE FOLLOWING SUPPLEMENTS THE INFORMATION RELATING TO JOHN W. HENRY & COMPANY, INC. UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P.--3. JOHN W. HENRY & COMPANY, INC. (JWH REGISTERED)--OTHER INVESTMENT PROGRAMS OPERATED BY JWH" ON PAGES 71-72.

     Multiple Style Programs. Multiple Style Programs involve the selection and allocation of assets among the other types of JWH investment programs on a discretionary basis. The Strategic Allocation Program is the only program offered in this category.

     The Strategic Allocation Program's objective is capital appreciation with the reduction of the volatility and risk of loss that typically would be associated with an investment in any one JWH investment program. JWH currently operates 11 investment programs; any and all of them may be included in the Strategic Allocation Program. JWH, through its Investment Policy Committee, allocates assets among different combinations of its investment programs which each have distinctive style, timing and market characteristics. The allocation of the Strategic Allocation

Program's assets among the investment programs, as well as the selection of the programs used for the Strategic Allocation Program, is dynamic, changing at the discretion of the Investment Policy Committee. While JWH's individual investment programs are technical, trend-following programs, the selection of programs as well as the allocation of assets among the programs in the Strategic Allocation Program are entirely discretionary. JWH is under no obligation to include any particular investment program in the Strategic Allocation Program. Generally, the maximum allocation to an individual program will not exceed 25% of an account's assets.

     The Investment Policy Committee also monitors and adjusts on an ongoing basis the position size in relation to account equity at which the Strategic Allocation Program trades. Factors which may affect the decision to adjust position size include: ongoing program and portfolio research, portfolio volatility, recent market volatility, perceived risk exposure and subjective evaluation of general market conditions. Position size can range from 50% to 150% of standard trading levels. The Strategic Allocation Program has been trading client capital since July 1996.

MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.--1. ALLIED IRISH CAPITAL MANAGEMENT, LTD." ON PAGES 73-74.

     Tony Gannon is a non-executive director of Allied Irish.

     Chris Johns is no longer a principal of Allied Irish.

     THE FOLLOWING UPDATES THE CAPSULE PERFORMANCE SUMMARIES ON PAGES 77-78. THE TEXT PRECEEDING THE CAPSULES ON PAGE 77 AND THE FOOTNOTES ON PAGES 77-79 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULE PERFORMANCE SUMMARIES.

                                                                       CAPSULE A

                     ALLIED IRISH CAPITAL MANAGEMENT, LTD.
                      WORLDWIDE FINANCIAL FUTURES PROGRAM

                  Name of commodity trading advisor: Allied Irish Capital Management, Ltd.
                  Name of program: Worldwide Financial Futures Program Inception of trading by commodity trading advisor: November 1993
                  Inception of trading in program: November 1993
                  Number of open accounts: 51
                  Aggregate assets overall: $1,109,380,000
                  Aggregate assets in program: $851,680,000
                  Largest monthly drawdown: (1.05)% - (November 1998)
                  Worst peak-to-valley drawdown: (1.25)% - (2 months, October 1998-November 1998)
                  2000 year-to-date return: (0.60)% (3 months)
                  1999 annual return: 4.39%
                  1998 annual return: 5.06%
                  1997 annual return: 8.86%
                  1996 annual return: 12.39%
                  1995 annual return: 12.57%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                     CAPSULE A-1

                     ALLIED IRISH CAPITAL MANAGEMENT, LTD.
                     PRO FORMA OF AN ACCOUNT FROM CAPSULE A
                      WORLDWIDE FINANCIAL FUTURES PROGRAM

                  Largest monthly drawdown: (6.11)% - (February 2000)
                  Worst peak-to-valley drawdown: (18.66)% - (October 1998 - March 2000)
                  2000 year-to-date return: (8.05)% (3 months)
                  1999 annual return: (3.57)%
                  1998 annual return: (0.93)%
                  1997 annual return: 15.05%
                  1996 annual return: 32.42%
                  1995 annual return: 23.35%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     THE FOLLOWING IS ADDED TO THE END OF THE THIRD PARAGRAPH UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.--2. BLENHEIM INVESTMENTS INC.--PRINCIPALS" ON PAGE 79.


Derivatives Portfolio Management, L.L.C. is registered with the CFTC as a commodity pool operator, effective January 26, 1994, and is a member of the National Futures Association in that capacity. Derivatives Portfolio Management, L.L.C. is not currently managing any commodity pools. Derivatives Portfolio Management, L.L.C. has a wholly-owned subsidiary named DPM Brokerage, LLC, a Delaware limited liability company formed in 1999 to provide introduction and execution services to individual clients and private investors. DPM Brokerage, LLC is registered with the CFTC as an introducing broker, effective August
16, 1999 and is a member of the National Futures Association in that capacity.


     THE FOLLOWING UPDATES THE INFORMATION RELATING TO ASSETS UNDER MANAGEMENT BY BLENHEIM, A TRADING ADVISOR TO SPECTRUM STRATEGIC, UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P." ON PAGE 80.

     As of March 31, 2000, Blenheim was managing approximately $55 million of client assets pursuant to its trading program.

     THE DISCLOSURE PERTAINING TO WILLOWBRIDGE ASSOCIATES INC. ON PAGES 81-84 IS HEREBY DELETED AND REPLACED BY THE FOLLOWING INFORMATION RELATING TO ECLIPSE CAPITAL MANAGEMENT, INC.

3. ECLIPSE CAPITAL MANAGEMENT, INC.

     Eclipse is a Delaware corporation organized in July 1983. Eclipse's main business address is 7700 Bonhomme, Suite 500, St. Louis, Missouri 63105. Eclipse also has offices at 101 Park Avenue, 26th Floor, New York, New York 10178. Eclipse has been registered with the CFTC as a commodity trading advisor since August 1986 and is a member of the National Futures Association in such capacity.

     Principals

     Thomas W. Moller, the sole shareholder of Eclipse, has served as its President, CEO and sole director since founding the firm. Mr. Moller received an undergraduate degree in Business and Economics from Vanderbilt University and a graduate degree in Accounting from the University of Kentucky. He was a Certified Public Accountant and has a background in financial planning and investment management. In 1980, as chief financial officer of a privately held company, he designed and implemented one of the first variable rate loan hedge programs using interest rate futures contracts. In 1982, he formed Interest Rate Management, Inc., another commodity trading advisor which provided interest-rate-hedging advisory and management services. Since 1986, Mr.

Moller has devoted his time exclusively to Eclipse and is primarily involved in the areas of trading, research, and product development.

     Gregg H. Byers is Executive Vice President with primary responsibility for corporate, administrative, and business development operations within the firm. He holds a BS degree in Finance from Northern Illinois University and an MBA in Finance from Roosevelt University in Chicago. Following eight years with Continental Illinois National Bank, Mr. Byers joined Bank of America, where he served from 1977 to 1988 in a progression of senior-level posts: Vice President and Regional Office Manager in Chicago; Executive Director - Securities Sales and Eurobond New Issue Syndicate Manager, based in London; and Vice President and National Sales Manager, based in San Francisco. From 1988 to 1990, he was Vice President and Regional Office Manager for Chemical Securities, Inc. in Chicago. From May 1990 to December 1998, he served as President of BA Futures, Inc., the global futures brokerage subsidiary of BankAmerica. Mr. Byers joined Eclipse in April 2000.

     James R. Klingler, JD is Senior Vice President, Corporate Secretary and General Counsel. Mr. Klingler has a BA in Economics from Vanderbilt University and a JD from Vanderbilt University School of Law. He previously worked as an associate with the St. Louis law firm of Thompson Coburn (formerly Coburn & Croft) and as a staff attorney with Mercantile Bancorporation, also in St. Louis. From January 1991 to December 1997, he was Compliance Counsel and, subsequently, Associate Vice President with A.G. Edwards & Sons, Inc. Mr. Klingler joined Eclipse in January 1998.

     Ronald R. Breitigam is Vice President -- Trading with primary responsibility for the implementation of the firm's trading strategies. After graduating from Pacific Union College in 1982, Mr. Breitigam became an independent floor trader at the Mid-America Commodity Exchange. He served as an institutional broker with Thomson McKinnon (1984-1985) and PaineWebber (1986) and, in 1986, formed his own trading company to work full time implementing various proprietary futures and options trading strategies. Mr. Breitigam joined Eclipse in May 1989.

     James W. Dille, PhD is Vice President -- Research and Technology with responsibility for computer-based research, development and operations. Dr. Dille has undergraduate and graduate engineering degrees from the University of Virginia. He also received a master's and doctorate from Harvard University in Applied Sciences, specializing in the areas of Decision and Control Theory and Computer Science. From 1987 through 1993, he worked for the Boeing Company (formerly McDonnell Douglas) in the Training Systems and Flight Simulation divisions, where he was responsible for research in the areas of computer architectures and networking. He is an affiliate professor at Washington University in St. Louis, teaching courses in numerical analysis and the simulation and analysis of complex systems. Dr. Dille joined Eclipse in January 1994.

     Eric S. Goodbar is Director -- Risk Management with responsibility for risk and performance monitoring and evaluation. Goodbar has a BS degree with a dual major in Financial Administration and Management of Information Systems from the University of Nevada at Las Vegas and an Executive MBA degree from the University of Chicago Graduate School of Business. From 1984 to 1995, he was employed by NationsBanc-CRT in several different capacities, the last of which was as Vice President -- Financial Engineering. From 1995 to 1997 he served as Executive Vice President of New Century Investment Research and Management, Inc., a trading manager and fund management consultant. Mr. Goodbar joined Eclipse in January 1998.

     Trading Programs

     Eclipse currently offers two trading programs, the Global Monetary Program and the Diversified Strategies Program. These programs are designed primarily for institutions, commodity pools and certain other qualified investors. The Global Monetary Program employs a systematic trading approach, using multiple trend-following and fundamentally driven models. The Diversified Strategies Program also employs a systematic trading approach, but uses predominantly non-trend-following models. The following two paragraphs describe these programs:

     Global Monetary Program: This "financial, metals and energy" program requires a minimum investment of $5 million and trades a global portfolio of futures and options on futures on interest rate instruments, currencies, stock indices, precious and base metals, and energy products, as well as interbank spot and forward currency markets. A key characteristic of this program is the extensive diversification achieved by applying multiple trading models to a wide variety of financial markets located throughout the world.

     Diversified Strategies Program: Also with a minimum investment requirement of $5 million, this program employs fundamental and other trading models designed to produce returns that are not correlated with those generated by traditional, technical trend-following strategies. Although the program is systematic, the strategies used in it are under continual review and subject to change, enhancement or replacement. As a result, the program's trading models and their respective investment allocations within the portfolio change over time. Futures and options on futures are traded, typically, on interest rates, currencies, stock indices, energy, metals and agricultural commodities, as well as interbank spot and forward currency markets.

     Trading Approach

     The two trading programs of Eclipse are systematic and their strategies are either fundamental or trend-following in nature, with the objective of capitalizing on intermediate- and long-term price trends. Eclipse makes all trading decisions pursuant to its proprietary trading, capital allocation and risk management models. The Eclipse programs make use of multiple models to accentuate overall diversification. Fundamental models generate trading signals through the quantitative analysis of environmental, macroeconomic and intermarket data. Trend identification models use various technical and statistical analysis techniques to identify and evaluate price trends. Capital allocation models determine the percentage of trading capital allocated to various markets and trading models.

     Eclipse's risk management models were developed with the objective of limiting losses, capturing profits and conserving capital in choppy, sideways markets. The risk management principles which Eclipse employs include:

     * using stop orders to exit trades when markets are moving against an established position (although, depending on market circumstances, such "stop-loss" orders may be difficult or impossible to execute);

     * diversifying positions among several different markets, futures, and/or futures groups to limit exposure in any one area;

     * using multiple entry and exit points;

     * limiting the assets committed as margin, generally within a range of 5% to 20% of assets managed, at minimum exchange margin requirements, but possibly above or below that range at certain times; and

     * prohibiting the use of unrealized profits in a particular futures contract as margin for additional contracts in the same or a related futures contract.

     Decisions whether to trade a particular futures contract are based upon various factors, including liquidity, significance in terms of desired degrees of concentration, diversification and profit potential, both historical and at a given time. These decisions are based upon output generated by a proprietary risk management program, but require the exercise of judgment by principals of Eclipse. The decision not to trade specific contracts for certain periods or to reduce the number of contracts traded may result at times in missing significant profit opportunities which otherwise would be captured by technical strategies. The specific contracts traded in each portfolio have been selected based on liquidity, historical volatility, and the degree of past directional movement. The actual number of contracts held at any particular point in time depends on a number of factors, including evaluation of market volatility and potential risk versus return. There are occasions when a trading model may indicate that no position is appropriate in a particular contract or contract group.

     In addition to technical trading in futures contracts, Eclipse may also employ trading techniques such as spreads and straddles and may buy or sell futures options. Eclipse may alter its trading programs, including, without limitation, its trading strategies, commodity interests, and markets traded and trading principles if Eclipse determines that such change is in the best interest of the accounts which it manages.

     Past Performance of Eclipse

     The past performance information for Eclipse's Global Monetary Program, the program to be traded by Eclipse for Spectrum Strategic, is set forth in Capsule A below. Eclipse will trade the net assets of Spectrum Strategic allocated to it pursuant to the Global Monetary Program at 1.5 times the leverage normally employed by that program. Capsule A-1 is a pro forma of the composite performance presented in Capsule A, adjusted for the increased leverage to be employed by Eclipse for Spectrum Strategic, and also adjusted for the brokerage, management, and incentive fees applied to Spectrum Strategic. The footnotes following Capsules A and A-1 are an integral part of those Capsules.

     You are cautioned that the performance information set forth in the following capsule performance summaries is not indicative of, and may have no bearing on, any trading results which may be attained by Eclipse or Spectrum Strategic in the future, since past performance is not a guarantee of future results. In addition, Eclipse trades the net assets allocated to it at 1.5 the leverage it normally applies to the Global Monetary Program, which will significantly increase volatility as well as profits and losses. Spectrum Strategic cannot assure you that Eclipse or Spectrum Strategic will make any profit or will be able to avoid incurring substantial losses. You should also note that interest income may constitute a significant portion of a commodity pool's total income and may generate profits where there have been realized or unrealized losses from futures, forwards, and options trading.

                                                                       CAPSULE A

                        ECLIPSE CAPITAL MANAGEMENT, INC.
                            GLOBAL MONETARY PROGRAM

                  Name of commodity trading advisor: Eclipse Capital Management, Inc.
                  Name of program: Global Monetary Program
                  Inception of trading by commodity trading advisor: April 1986 Inception of trading in program: August 1990
                  Number of open accounts: 26
                  Aggregate assets overall (excluding notional): $470,189,305 Aggregate assets overall (including notional): $495,850,805 Aggregate assets in program (excluding notional): $468,424,353 Aggregate assets in program (including notional): $494,085,853 Largest monthly drawdown: (11.95)%--(April 1998)
                  Worst peak-to-valley drawdown: (20.26)%--(February 1998 - July
                  1998)
                  2000 year-to-date return: (2.16)% (3 months)
                  1999 annual return: 12.30%
                  1998 annual return: 5.03%
                  1997 annual return: 15.93%
                  1996 annual return: 30.68%
                  1995 annual return: 20.21%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

               FOOTNOTES TO ECLIPSE CAPSULE A PERFORMANCE SUMMARY

     "Inception of trading by commodity trading advisor" is the date on which Eclipse began trading client accounts.

     "Inception of trading in program" is the date on which Eclipse began trading client accounts pursuant to the program shown.

     "Number of open accounts" is the number of accounts directed by Eclipse pursuant to the program shown as of March 31, 2000.

     "Aggregate assets overall" is the total actual equity, including cash and cash equivalents, deposited in the accounts at the carrying futures commission merchant plus committed funds shown with and without notional equity as of March 31, 2000. Notional equity represents the additional amount of equity that exceeds the amount of equity actually committed to Eclipse for management.

     "Aggregate assets in program" is the aggregate amount of assets in the program specified as of March 31, 2000 and includes notional equity.

     "Largest monthly drawdown" is the largest monthly loss experienced by any single account in the program in any calendar month during the most recent five calendar years and year-to-date expressed as a percentage of the total equity in the account and includes the month and year of such drawdown.

     "Worst peak-to-valley drawdown" is the largest calendar-month-end to calendar-month-end loss experienced by any single account in the program during the most recent five calendar years and year-to-date expressed as a percentage of total equity in the account and includes the months and years in which it occurred. For example, a worst peak-to-valley drawdown in an account of "(10)%-(1/95-8/95)" means that the peak-to-valley drawdown was 10% and lasted from January 1995 to August 1995.

     "Annual and year-to-date return" is computed on a compounded monthly basis assuming reinvestment of accrued profits. The rate of return is computed by reference to total equity in the program. These numbers represent the composite performance of all accounts in the program, not the performance of any specific account.

                                                                     CAPSULE A-1

                        ECLIPSE CAPITAL MANAGEMENT, INC.
                             PRO FORMA OF CAPSULE A
                    GLOBAL MONETARY PROGRAM AT 150% LEVERAGE

           Largest monthly drawdown: (16.38)% - (April 1998)
           Worst peak-to-valley drawdown: (32.80)% - (10 months, April 1994 - January 1995)
           2000 year-to-date return: (5.01)% (3 months)
           1999 annual return: 14.98%
           1998 annual return: 2.88%
           1997 annual return: 21.50%
           1996 annual return: 44.63%
           1995 annual return: 29.17%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

         FOOTNOTES TO ECLIPSE CAPSULE A-1 PRO FORMA PERFORMANCE SUMMARY

     Capsule A-1 above reflects pro forma rates of return, which are the result of the general partner and Eclipse making pro forma adjustments to the actual past performance record of client accounts managed pursuant to the Global Monetary Program, the trading program employed for Spectrum Strategic by Eclipse. The pro forma adjustments are an attempt to reflect the current brokerage, management and incentive fees, and historical interest income, and the degree of leverage applied for the portion of Spectrum Strategic's net assets traded by Eclipse, as opposed to the actual fees, expenses and interest income and leverage applicable to the account.

     Capsule A-1 must be read in conjunction with the description of Eclipse and its trading programs above. Furthermore, you must be aware that pro forma rates of return have inherent limitations: (A) pro forma adjustments are only an approximate means of modifying historical records to reflect aspects of the economic terms of a commodity pool, constitute no more than mathematical adjustments to actual performance numbers, and give no effect whatsoever to such factors as possible changes in trading approach that might have resulted from the different fee structure, interest income, leverage, and other factors applicable to Spectrum Strategic as compared to Eclipse's actual trading; and
(B) there are different means by which the pro forma adjustments could have been made.

     While the general partner believes that the information set forth in Capsule A-1 is relevant to evaluating an investment in Spectrum Strategic, no representation is or could be made that the capsule presents what the performance results of the portion of Spectrum Strategic's net assets traded by Eclipse would have been in the past or are likely to be in the future. Past results are not a guarantee of future results.

MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL BALANCED L.P.

     THE FOLLOWING UPDATES THE INFORMATION RELATING TO ASSETS UNDER MANAGEMENT BY RXR, THE TRADING ADVISOR TO SPECTRUM GLOBAL BALANCED, UNDER "THE TRADING ADVISORS--MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL BALANCED L.P." ON PAGE 85.

     As of March 31, 2000, RXR was managing approximately $319.8 million of client assets pursuant to its Balanced Portfolio Program and approximately $325.2 million in all of its programs.

                             THE COMMODITY BROKERS

     THE FOLLOWING REPLACES THE INFORMATION CONTAINED UNDER "THE COMMODITY BROKERS" ON PAGES 88-89.

DEAN WITTER REYNOLDS INC., MORGAN STANLEY & CO. INCORPORATED, AND MORGAN STANLEY & CO. INTERNATIONAL LIMITED

     Dean Witter Reynolds Inc., a Delaware corporation, acts as the partnerships' non-clearing commodity broker. Dean Witter, as the non-clearing commodity broker, holds each partnership's funds in customer segregated or secured accounts, and provides all required margin funds to the clearing commodity brokers. Morgan Stanley & Co. Incorporated, a Delaware corporation, acts as the partnerships' clearing commodity broker and foreign currency forward counterparty, and Morgan Stanley & Co. International Limited serves as the clearing commodity broker for trades that take place on the London Metal Exchange. Dean Witter monitors each partnership's futures positions that Morgan Stanley reports it is carrying for any errors in trade prices or trade fill. Dean Witter also serves as the non-clearing commodity broker for all, and Morgan Stanley serves as the clearing commodity broker and foreign exchange counterparty and Morgan Stanley International serves as the clearing commodity broker with regard to any trading on the London Metal Exchange for all but one, of the other commodity pools for which Demeter serves as general partner and commodity pool operator.

     Dean Witter is a financial services company which provides to its individual, corporate and institutional clients services as a broker in securities, futures, and options, a dealer in corporate, municipal and government securities, an investment adviser, and an agent in the sale of life insurance and various other products and services. Dean Witter has its main business office at Two World Trade Center, New York, New York 10048. Dean Witter is a member firm of the New York Stock Exchange, the American Stock Exchange, the Chicago Board Options Exchange, and other major securities exchanges. Dean Witter is registered with the CFTC as a futures commission merchant and is a member of the National Futures Association in such capacity. Dean Witter is also registered with the SEC as a broker-dealer and is a member of the NASD. Dean Witter is currently servicing its clients through a network of approximately 450 offices nationwide with 12,000 financial advisors servicing individual and institutional client accounts.

     Morgan Stanley & Co. Incorporated is the clearing commodity broker for all trades for the partnerships, other than those on the London Metal Exchange. Morgan Stanley has its main business office at 1585 Broadway, New York, New York 10036. Morgan Stanley is registered as a futures commission merchant, is a member of the National Futures Association and is a member of most major U.S. and foreign commodity exchanges. Morgan Stanley is registered with the SEC as a broker-dealer and is a member of the NASD.

     Morgan Stanley International, a United Kingdom corporation, acts as the partnerships' clearing commodity broker solely with regard to any trading on the London Metal Exchange. Morgan Stanley International has its main business office at 25 Cabot Square, Canary Wharf, London E14 4QA, England, is regulated by the United Kingdom Securities and Futures Authority as a member firm, and is a member of the London Metal Exchange and other securities and commodities exchanges worldwide.

     Morgan Stanley Dean Witter & Co., the parent company of Dean Witter, Morgan Stanley, and Morgan Stanley International, is a worldwide financial services firm, employing, directly and through its subsidiaries, more than 45,000 people worldwide in offices throughout the United States and 20 foreign countries. Morgan Stanley Dean Witter & Co. is a publicly-traded company listed on the New York Stock Exchange; its common stock had a market value of approximately $79.9 billion at February 29, 2000. At that date, Morgan Stanley Dean Witter & Co. had leading market positions in its three primary businesses (securities, asset management and credit services), and it ranked among the top five asset managers globally, with over $455 billion in assets under management.

BROKERAGE ARRANGEMENTS

     The partnerships' brokerage arrangements are discussed under "Conflicts of Interest" on pages 13-15 and S-3 and "Description of Charges -- Commodity Brokers" on pages 19-20 and S-3.

     The general partner will review at least annually the brokerage arrangements of each partnership to ensure that those arrangements are fair, reasonable, and competitive, and represent the best price and services available, taking into consideration:

     *   the size of the partnership;

     *   the futures, forwards, and options trading activity;

     * the services provided by the commodity brokers or any affiliate thereof to the partnership;

     * the cost incurred by the commodity brokers or any affiliate thereof in organizing and operating the partnership and offering units;

     *   the overall costs to the partnership;

     * any excess interest and compensating balance benefits to the commodity brokers from assets held thereby; and

     * if the general partner does not receive any direct compensation from the partnership for its services as general partner, the risks incurred by the general partner as general partner of the partnership;

     Each customer agreement sets forth a standard of liability for the commodity broker and provides for indemnities of the commodity broker. See "Fiduciary Responsibility and Liability" on page 15.

                                   LITIGATION

     THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "LITIGATION" ON PAGES
89-90.

     On October 25, 1996, the Market Surveillance Committee of the NASD filed a formal complaint against Morgan Stanley and seven current and former traders, alleging violations of certain NASD rules relating to manipulative and deceptive practices, locked and crossed markets, and failure to supervise. Hearings were held in June and July 1997. On April 13, 1998 the Committee ruled that Morgan Stanley and the seven traders had engaged in manipulative and deceptive practices and improperly locked or crossed markets, but not that Morgan Stanley had failed to supervise its traders. The Committee levied a fine of $1,000,000 on Morgan Stanley, a fine of $100,000 and a 90-day suspension on one of its former traders, and fines of $25,000 and 30-day suspensions on each of the remaining current and former traders. On January 18, 2000 the National Adjudicatory Council, which heard the appeal, issued a ruling which upheld the Market Surveillance Committee's April 1998 decision, however, the National Adjudicatory Council reduced the firm's fine to $495,000, reversed all previously imposed suspensions against the traders, reduced the fine for each of six traders to $2,500 and dismissed all charges against the seventh trader.

     On January 11, 1999, the SEC brought an action against 28 NASDAQ market makers, including Morgan Stanley, and 51 individuals, including one current and one former trader employed by Morgan Stanley, for certain conduct during 1994. The core of the charges against Morgan Stanley concerns improper or undisclosed coordination of price quotes with other broker-dealers and related reporting, recordkeeping and supervisory deficiencies in violation of Sections 15(b)(4)(E), 15(c)(1) and (2) and 17(a) of the Securities Exchange Act and Rules 15c1-2, 15c2-7 and 17a-3 promulgated thereunder. Without admitting or denying the charges, Morgan Stanley consented to the entry of a cease and desist order and to the payment of a civil penalty of $350,000, disgorgement of $4,170 and to submit certain of its procedures to an independent consultant for review. In addition, one current and one former trader employed by Morgan Stanley accepted suspensions of less than two months each and were fined $25,000 and $30,000 respectively.

     During the five years preceding the date of this prospectus, other than as described above, there have been no material criminal, civil, or administrative actions pending, on appeal, or concluded against the commodity brokers, the general partner, or any of their principals, which the general partner believes would be material to an investor's decision to invest in the partnerships.

                          INDEPENDENT AUDITORS' REPORT

To the Limited Partners and the General Partner of
  Morgan Stanley Dean Witter Spectrum Global Balanced L.P.
  Morgan Stanley Dean Witter Spectrum Select L.P.
  Morgan Stanley Dean Witter Specrtum Strategic L.P.:
  Morgan Stanley Dean Witter Spectrum Technical L.P.:

We have audited the accompanying statements of financial condition of Morgan Stanley Dean Witter Spectrum Global Balanced L.P., Morgan Stanley Dean Witter Spectrum Select L.P., Morgan Stanley Dean Witter Spectrum Strategic L.P. and Morgan Stanley Dean Witter Spectrum Technical L.P. (collectively, the "Partnerships") as of December 31, 1999 and 1998 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Dean Witter Spectrum Global Balanced L.P., Morgan Stanley Dean Witter Spectrum Select L.P., Morgan Stanley Dean Witter Spectrum Strategic L.P. and Morgan Stanley Dean Witter Spectrum Technical L.P. at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

February 7, 2000
New York, New York

            MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL BALANCED L.P.
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              DECEMBER 31,
                                                      MARCH 31,       -----------------------------
                                                        2000             1999             1998
                                                     ------------     ------------     ------------
                                                          $                $                $
                                                     (UNAUDITED)
ASSETS
Equity in futures interests trading accounts:
  Cash...........................................     56,964,275       56,904,921       43,020,361
  Net unrealized gain on open contracts..........      2,816,295          810,114        1,967,187
                                                      ----------       ----------       ----------
     Total Trading Equity........................     59,780,570       57,715,035       44,987,548
Subscriptions receivable.........................        869,770          847,954        1,163,097
Interest receivable (Dean Witter)................        274,230          244,599          167,141
                                                      ----------       ----------       ----------
     Total Assets................................     60,924,570       58,807,588       46,317,786
                                                      ----------       ----------       ----------
                                                      ----------       ----------       ----------

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Redemptions payable............................      1,937,233          667,741          118,190
  Accrued brokerage fees (Dean Witter)...........        222,237          216,895          169,841
  Accrued management fees........................         60,391           58,940           46,153
  Incentive fees payable.........................        --               --                69,730
                                                      ----------       ----------       ----------
     Total Liabilities...........................      2,219,861          943,576          403,914
                                                      ----------       ----------       ----------
PARTNERS' CAPITAL
  Limited Partners (3,491,763.111, 3,549,239.387
  and 2,836,946.985 Units, respectively).........     58,030,231       57,209,838       45,399,750
  General Partner (40,584.304, 40,584.304 and
  32,126.520 Units, respectively)................        674,478          654,174          514,122
                                                      ----------       ----------       ----------
  Total Partners' Capital........................     58,704,709       57,864,012       45,913,872
                                                      ----------       ----------       ----------
  Total Liabilities and Partners' Capital........     60,924,570       58,807,588       46,317,786
                                                      ----------       ----------       ----------
                                                      ----------       ----------       ----------
NET ASSET VALUE PER UNIT.........................          16.62            16.12            16.00
                                                      ----------       ----------       ----------
                                                      ----------       ----------       ----------

   The accompanying notes are an integral part of these financial statements.

                MORGAN STANLEY DEAN WITTER SPECTRUM SELECT L.P.
                       STATEMENTS OF FINANCIAL CONDITION

                                                                             DECEMBER 31,
                                                     MARCH 31,       -----------------------------
                                                        2000             1999             1998
                                                    ------------     ------------     ------------
                                                         $                $                $
                                                    (UNAUDITED)
ASSETS
Equity in futures interests trading accounts:
  Cash..........................................     209,219,096      207,251,012      187,619,419
  Net unrealized gain on open contracts.........       2,096,109        6,887,064        8,435,054
  Net option premiums...........................         273,274          776,380          --
                                                    ------------     ------------     ------------
     Total Trading Equity.......................     211,588,479      214,914,456      196,054,473
Subscriptions receivable........................       5,138,043        3,730,051        6,021,707
Interest receivable (Dean Witter)...............         793,136          722,305          591,858
                                                    ------------     ------------     ------------
     Total Assets...............................     217,519,658      219,366,812      202,668,038
                                                    ------------     ------------     ------------
                                                    ------------     ------------     ------------

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Redemptions payable...........................       3,964,374        3,764,242          939,381
  Accrued brokerage fees (Dean Witter)..........       1,299,244        1,270,975        1,164,344
  Accrued management fees.......................         537,618          525,921          481,797
                                                    ------------     ------------     ------------
     Total Liabilities..........................       5,801,236        5,561,138        2,585,522
                                                    ------------     ------------     ------------
PARTNERS' CAPITAL
  Limited Partners (9,632,323.307, 9,583,810.732
  and 8,274,690.051 Units, respectively)........     208,833,259      210,877,519      196,915,644
  General Partner (133,076.700 Units)...........       2,885,163        2,928,155        3,166,872
                                                    ------------     ------------     ------------
  Total Partners' Capital.......................     211,718,422      213,805,674      200,082,516
                                                    ------------     ------------     ------------
  Total Liabilities and Partners' Capital.......     217,519,658      219,366,812      202,668,038
                                                    ------------     ------------     ------------
                                                    ------------     ------------     ------------
NET ASSET VALUE PER UNIT........................           21.68            22.00            23.80
                                                    ------------     ------------     ------------
                                                    ------------     ------------     ------------

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.
                       STATEMENTS OF FINANCIAL CONDITION

                                                                            DECEMBER 31,
                                                     MARCH 31,      -----------------------------
                                                       2000             1999             1998
                                                    -----------     ------------     ------------
                                                         $               $                $
                                                    (UNAUDITED)
ASSETS
Equity in futures interests trading accounts:
  Cash..........................................     84,075,566       97,808,328       63,919,054
  Net unrealized gain on open contracts.........      3,854,115        9,563,813        5,299,335
  Net option premiums...........................        108,928          (11,653)         225,646
                                                    -----------     ------------     ------------
     Total Trading Equity.......................     88,038,609      107,360,488       69,444,035
Subscriptions receivable........................      1,648,663        1,743,958        1,796,051
Interest receivable (Dean Witter)...............        319,779          339,582          205,247
                                                    -----------     ------------     ------------
     Total Assets...............................     90,007,051      109,444,028       71,445,333
                                                    -----------     ------------     ------------
                                                    -----------     ------------     ------------

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Redemptions payable...........................      1,349,921          847,860          398,976
  Accrued brokerage fees (Dean Witter)..........        539,748          590,001          405,606
  Accrued management fees.......................        282,097          313,646          218,976
                                                    -----------     ------------     ------------
     Total Liabilities..........................      2,171,766        1,751,507        1,023,558
                                                    -----------     ------------     ------------
PARTNERS' CAPITAL
  Limited Partners (7,001,397.561, 6,723,390.378
  and 6,031,262.407 Units, respectively)........     86,909,522      106,542,362       69,671,636
  General Partner (74,579.110, 72,581.141 and
  64,937.294 Units, respectively)...............        925,763        1,150,159          750,139
                                                    -----------     ------------     ------------
  Total Partners' Capital.......................     87,835,285      107,692,521       70,421,775
                                                    -----------     ------------     ------------
  Total Liabilities and Partners' Capital.......     90,007,051      109,444,028       71,445,333
                                                    -----------     ------------     ------------
                                                    -----------     ------------     ------------
NET ASSET VALUE PER UNIT........................          12.41            15.85            11.55
                                                    -----------     ------------     ------------
                                                    -----------     ------------     ------------

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P.
                       STATEMENTS OF FINANCIAL CONDITION

                                                                           DECEMBER 31,
                                                   MARCH 31,       -----------------------------
                                                      2000             1999             1998
                                                  ------------     ------------     ------------
                                                         $               $                $
                                                  (UNAUDITED)
ASSETS
Equity in futures interests trading accounts:
  Cash........................................     254,883,907      251,443,755      235,044,325
  Net unrealized gain on open contracts.......      11,259,522       18,036,296       18,909,268
  Net option premiums.........................         --               (74,725)         --
                                                  ------------     ------------     ------------
     Total Trading Equity.....................     266,143,429      269,405,326      253,953,593
Subscriptions receivable......................       2,777,934        3,926,914        4,002,633
Interest receivable (Dean Witter).............         994,128          900,955          717,685
                                                  ------------     ------------     ------------
     Total Assets.............................     269,915,491      274,233,195      258,673,911
                                                  ------------     ------------     ------------
                                                  ------------     ------------     ------------

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Redemptions payable.........................       4,601,160        3,057,593        1,339,311
  Accrued brokerage fees (Dean Witter)........       1,624,086        1,559,481        1,439,151
  Accrued management fees.....................         896,047          860,403          794,015
                                                  ------------     ------------     ------------
     Total Liabilities........................       7,121,293        5,477,477        3,572,477
                                                  ------------     ------------     ------------
PARTNERS' CAPITAL
  Limited Partners (17,715,433.242,
  17,836,873.576 and 15,660,041.764 Units,
  respectively)...............................     259,990,761      265,907,998      252,455,045
  General Partner (191,022.517, 191,022.517
  and 164,158.204 Units, respectively)........       2,803,437        2,847,720        2,646,389
                                                  ------------     ------------     ------------
  Total Partners' Capital.....................     262,794,198      268,755,718      255,101,434
                                                  ------------     ------------     ------------
  Total Liabilities and Partners' Capital.....     269,915,491      274,233,195      258,673,911
                                                  ------------     ------------     ------------
                                                  ------------     ------------     ------------
NET ASSET VALUE PER UNIT......................           14.68            14.91            16.12
                                                  ------------     ------------     ------------
                                                  ------------     ------------     ------------

   The accompanying notes are an integral part of these financial statements.

            MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL BALANCED L.P.
                            STATEMENTS OF OPERATIONS

                                    FOR THE QUARTERS ENDED                 FOR THE YEARS ENDED
                                           MARCH 31,                           DECEMBER 31,
                                  ---------------------------   ------------------------------------------
                                     2000           1999           1999           1998           1997
                                  ------------   ------------   ------------   ------------   ------------

                                       $              $              $              $              $
                                  (UNAUDITED)    (UNAUDITED)
REVENUES
  Trading Profit (Loss):
     Realized...................     (133,121)     1,001,877      2,425,585      5,113,920      3,683,460
     Net change in unrealized...    2,006,181       (870,068)    (1,157,073)     1,285,628        464,966
                                   ----------     ----------     ----------     ----------     ----------
       Total Trading Results....    1,873,060        131,809      1,268,512      6,399,548      4,148,426
  Interest income (Dean
  Witter).......................      775,426        498,269      2,385,751      1,642,542      1,145,033
                                   ----------     ----------     ----------     ----------     ----------
       Total Revenues...........    2,648,486        630,078      3,654,263      8,042,090      5,293,459
                                   ----------     ----------     ----------     ----------     ----------
EXPENSES
  Brokerage fees (Dean
  Witter).......................      665,107        537,128      2,387,515      1,591,467      1,124,531
  Management fees...............      180,737        145,959        648,787        422,960        269,162
  Incentive fees................      --             --             215,651        449,775        300,250
                                   ----------     ----------     ----------     ----------     ----------
       Total Expenses...........      845,844        683,087      3,251,953      2,464,202      1,693,943
                                   ----------     ----------     ----------     ----------     ----------
NET INCOME (LOSS)...............    1,802,642        (53,009)       402,310      5,577,888      3,599,516
                                   ----------     ----------     ----------     ----------     ----------
                                   ----------     ----------     ----------     ----------     ----------
NET INCOME (LOSS) ALLOCATION:
  Limited Partners..............    1,782,338        (52,414)       397,258      5,518,127      3,561,537
  General Partner...............       20,304           (595)         5,052         59,761         37,979
NET INCOME (LOSS) PER UNIT:
  Limited Partners..............         0.50           (.02)          0.12           2.25           2.12
  General Partner...............         0.50           (.02)          0.12           2.25           2.12

   The accompanying notes are an integral part of these financial statements.

                MORGAN STANLEY DEAN WITTER SPECTRUM SELECT L.P.
                            STATEMENTS OF OPERATIONS

                                    FOR THE QUARTERS ENDED                 FOR THE YEARS ENDED
                                           MARCH 31,                           DECEMBER 31,
                                  ---------------------------   ------------------------------------------
                                      2000           1999           1999           1998           1997
                                  ------------   ------------   ------------   ------------   ------------

                                       $              $              $              $              $
                                  (UNAUDITED)    (UNAUDITED)
REVENUES
  Trading Profit (Loss):
     Realized...................    4,910,985      5,798,268     (1,351,849)    36,087,729      15,940,851
     Net change in unrealized...   (4,790,955)    (2,656,394)    (1,547,990)    (1,192,107)      3,149,167
                                  ------------   ------------   ------------   ------------   ------------
       Total Trading Results....      120,030      3,141,874     (2,899,839)    34,895,622      19,090,018
  Interest income (Dean
  Witter).......................    2,284,949      1,726,568      7,678,789      6,883,110       7,405,511
                                  ------------   ------------   ------------   ------------   ------------
       Total Revenues...........    2,404,979      4,868,442      4,778,950     41,778,732      26,495,529
                                  ------------   ------------   ------------   ------------   ------------
EXPENSES
  Brokerage fees (Dean
  Witter).......................    3,919,970      3,663,607     15,188,479     11,360,166       9,777,851
  Management fees...............    1,622,055      1,515,975      6,284,885      5,202,158       5,239,533
  Incentive fees................      --             --             --           1,832,021          49,989
  Transaction fees and costs....      --             --             --             625,327       1,370,439
  Administrative expenses             --             --             --              64,000         114,000
                                  ------------   ------------   ------------   ------------   ------------
       Total Expenses...........    5,542,025      5,179,582     21,473,364     19,083,672      16,551,812
                                  ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)...............   (3,137,046)      (311,140)   (16,694,414)    22,695,060       9,943,717
                                  ------------   ------------   ------------   ------------   ------------
                                  ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) ALLOCATION:
  Limited Partners..............   (3,094,054)      (305,969)   (16,455,697)    22,302,202       9,781,168
  General Partner...............      (42,992)        (5,171)      (238,717)       392,858         162,549
NET INCOME (LOSS) PER UNIT:
  Limited Partners..............        (0.32)         (0.04)         (1.80)          2.95            1.22
  General Partner...............        (0.32)         (0.04)         (1.80)          2.95            1.22

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.
                            STATEMENTS OF OPERATIONS

                                    FOR THE QUARTERS ENDED                 FOR THE YEARS ENDED
                                           MARCH 31,                           DECEMBER 31,
                                  ---------------------------   ------------------------------------------
                                      2000           1999           1999           1998           1997
                                  ------------   ------------   ------------   ------------   ------------

                                       $              $              $              $              $
                                  (UNAUDITED)    (UNAUDITED)
REVENUES
  Trading Profit (Loss):
     Realized...................  (15,636,889)     5,490,705     32,274,037      7,945,575       1,297,824
     Net change in unrealized...   (5,709,698)      (263,612)     4,264,478      2,771,722       2,387,258
                                  ------------   ------------   ------------   ------------   ------------
       Total Trading Results....  (21,346,587)     5,227,093     36,538,515     10,717,297       3,685,082
  Interest income (Dean
  Witter).......................    1,009,168        621,201      3,017,103      2,379,478       2,304,248
                                  ------------   ------------   ------------   ------------   ------------
       Total Revenues...........  (20,337,419)     5,848,294     39,555,618     13,096,775       5,989,330
                                  ------------   ------------   ------------   ------------   ------------
EXPENSES
  Brokerage fees (Dean
  Witter).......................    1,842,276      1,265,457      5,837,887      4,402,540       4,414,327
  Management fees...............      973,088        686,283      3,137,509      2,342,447       2,212,788
  Incentive fees................      662,823      1,012,167      2,451,152      1,336,693         427,094
                                  ------------   ------------   ------------   ------------   ------------
       Total Expenses...........    3,478,187      2,963,907     11,426,548      8,081,680       7,054,209
                                  ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)...............  (23,815,606)     2,884,387     28,129,070      5,015,095      (1,064,879)
                                  ------------   ------------   ------------   ------------   ------------
                                  ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) ALLOCATION:
  Limited Partners..............  (23,566,210)     2,854,127     27,829,050      4,958,188      (1,054,657)
  General Partner...............     (249,396)        30,260        300,020         56,907         (10,222)
NET INCOME (LOSS) PER UNIT:
  Limited Partners..............        (3.44)           .47           4.30            .84             .04
  General Partner...............        (3.44)           .47           4.30            .84             .04

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P.
                            STATEMENTS OF OPERATIONS

                                  FOR THE QUARTER ENDED MARCH              FOR THE YEARS ENDED
                                              31,                              DECEMBER 31,
                                  ---------------------------   ------------------------------------------
                                      2000           1999           1999           1998           1997
                                  ------------   ------------   ------------   ------------   ------------

                                       $              $              $              $              $
                                  (UNAUDITED)    (UNAUDITED)
REVENUES
  Trading Profit (Loss):
     Realized...................    7,388,455       (176,028)       726,179     35,224,194      13,777,460
     Net change in unrealized...   (6,776,774)    (7,731,117)      (872,972)     6,612,556       9,762,823
                                  ------------   ------------   ------------   ------------   ------------
       Total Trading Results....      611,681     (7,907,145)      (146,793)    41,836,750      23,540,283
  Interest income (Dean
  Witter).......................    2,854,265      2,094,771      9,593,178      8,103,423       5,987,304
                                  ------------   ------------   ------------   ------------   ------------
       Total Revenues...........    3,465,946     (5,812,374)     9,446,385     49,940,173      29,527,587
                                  ------------   ------------   ------------   ------------   ------------
EXPENSES
  Brokerage fees (Dean
  Witter).......................    4,891,913      4,585,319     19,176,380     15,543,787      11,617,770
  Management fees...............    2,698,986      2,529,832     10,580,071      8,403,764       5,832,758
  Incentive fees................       54,486        --             430,097      3,191,252         369,975
                                  ------------   ------------   ------------   ------------   ------------
       Total Expenses...........    7,645,385      7,115,151     30,186,548     27,138,803      17,820,503
                                  ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS)...............   (4,179,439)   (12,927,525)   (20,740,163)    22,801,370      11,707,084
                                  ------------   ------------   ------------   ------------   ------------
                                  ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) ALLOCATION:
  Limited Partners..............   (4,135,156)   (12,792,933)   (20,531,494)    22,571,217      11,589,197
  General Partner...............      (44,283)      (134,592)      (208,669)       230,153         117,887
NET INCOME (LOSS) PER UNIT:
  Limited Partners..............         (.23)          (.81)         (1.21)          1.49            1.02
  General Partner...............         (.23)          (.81)         (1.21)          1.49            1.02

   The accompanying notes are an integral part of these financial statements.

                   MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                FOR THE QUARTER ENDED MARCH 31, 2000 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                   UNITS OF
                                                  PARTNERSHIP       LIMITED         GENERAL
                                                   INTEREST         PARTNERS        PARTNER         TOTAL
                                                 -------------   --------------   ------------   ------------

                                                                       $               $              $
MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL
BALANCED L.P.
Partners' Capital, December 31, 1996...........  1,609,108.931       18,499,873        206,382     18,706,255
Offering of Units..............................    505,325.179        6,507,261         20,000      6,527,261
Net Income.....................................       --              3,561,537         37,979      3,599,516
Redemptions....................................   (246,149.269)      (3,149,796)       --          (3,149,796)
                                                 -------------   --------------   ------------   ------------
Partners' Capital, December 31, 1997...........  1,868,284.841       25,418,875        264,361     25,683,236
Offering of Units..............................  1,205,176.553       17,447,965        190,000     17,637,965
Net Income.....................................       --              5,518,127         59,761      5,577,888
Redemptions....................................   (204,387.889)      (2,985,217)       --          (2,985,217)
                                                 -------------   --------------   ------------   ------------
Partners' Capital, December 31, 1998...........  2,869,073.505       45,399,750        514,122     45,913,872
Offering of Units..............................  1,019,759.235       16,184,278        135,000     16,319,278
Net Loss.......................................       --                397,258          5,052        402,310
Redemptions....................................   (299,009.049)      (4,771,448)       --          (4,771,448)
                                                 -------------   --------------   ------------   ------------
Partners' Capital, December 31, 1999...........  3,589,823.691       57,209,838        654,174     57,864,012
Offering of Units..............................    191,780.967        3,106,698        --           3,106,698
Net Income.....................................       --              1,782,338         20,304      1,802,642
Redemptions....................................   (249,257.243)      (4,068,643)       --          (4,068,643)
                                                 -------------   --------------   ------------   ------------
Partners' Capital, March 31, 2000..............  3,532,347.415   $   58,030,231   $    674,478   $ 58,704,709
                                                 -------------   --------------   ------------   ------------
                                                 -------------   --------------   ------------   ------------

                                                   UNITS OF
                                                  PARTNERSHIP       LIMITED         GENERAL
                                                   INTEREST         PARTNERS        PARTNER         TOTAL
                                                 -------------   --------------   ------------   ------------
                                                     NOTE 1            $               $              $
MORGAN STANLEY DEAN WITTER SPECTRUM
SELECT L.P.
Partners' Capital, December 31, 1996...........  8,346,327.700      161,174,820      2,611,465    163,786,285
Offering of Units..............................    573,746.700       12,056,614        --          12,056,614
Net Income.....................................       --              9,781,168        162,549      9,943,717
Redemptions....................................   (919,522.800)     (19,013,295)       --         (19,013,295)
                                                 -------------   --------------   ------------   ------------
Partners' Capital, December 31, 1997...........  8,000,551.600      163,999,307      2,774,014    166,773,321
Offering of Units..............................  1,310,353.729       30,297,590        --          30,297,590
Net Income.....................................       --             22,302,202        392,858     22,695,060
Redemptions....................................   (903,138.578)     (19,683,455)       --         (19,683,455)
                                                 -------------   --------------   ------------   ------------
Partners' Capital, December 31, 1998...........  8,407,766.751      196,915,644      3,166,872    200,082,516
Offering of Units..............................  2,238,093.744       51,589,367        --          51,589,367
Net Loss.......................................       --            (16,455,697)      (238,717)   (16,694,414)
Redemptions....................................   (928,973.063)     (21,171,795)       --         (21,171,795)
                                                 -------------   --------------   ------------   ------------
Partners' Capital, December 31, 1999...........  9,716,887.432      210,877,519      2,928,155    213,805,674
Offering of Units..............................    517,227.165       11,415,053        --          11,415,053
Net Loss.......................................       --             (3,094,054)       (42,992)    (3,137,046)
Redemptions....................................   (468,714.690)     (10,365,259)       --         (10,365,259)
                                                 -------------   --------------   ------------   ------------
Partners' Capital, March 31, 2000..............  9,765,399.907   $  208,833,259   $  2,885,163   $211,718,422
                                                 -------------   --------------   ------------   ------------
                                                 -------------   --------------   ------------   ------------

   The accompanying notes are an integral part of these financial statements.

                   MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                FOR THE QUARTER ENDED MARCH 31, 2000 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                  UNITS OF
                                                 PARTNERSHIP        LIMITED         GENERAL
                                                  INTEREST          PARTNERS        PARTNER         TOTAL
                                               ---------------   --------------   ------------   ------------
                                                                       $               $              $
MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC
L.P.
Partners' Capital, December 31, 1996.........    4,229,101.851       44,645,423        473,454     45,118,877
Offering of Units............................    1,956,789.313       22,377,135        150,000     22,527,135
Net Loss.....................................        --              (1,054,657)       (10,222)    (1,064,879)
Redemptions..................................     (668,003.709)      (7,485,552)       --          (7,485,552)
                                               ---------------   --------------   ------------   ------------
Partners' Capital, December 31, 1997.........    5,517,887.455       58,482,349        613,232     59,095,581
Offering of Units............................    1,610,245.841       16,662,471         80,000     16,742,471
Net Income...................................        --               4,958,188         56,907      5,015,095
Redemptions..................................   (1,031,933.595)     (10,431,372)       --         (10,431,372)
                                               ---------------   --------------   ------------   ------------
Partners' Capital, December 31, 1998.........    6,096,199.701       69,671,636        750,139     70,421,775
Offering of Units............................    1,300,877.987       16,846,544        100,000     16,946,544
Net Income...................................        --              27,829,050        300,020     28,129,070
Redemptions..................................     (601,106.169)      (7,804,868)       --          (7,804,868)
                                               ---------------   --------------   ------------   ------------
Partners' Capital, December 31, 1999.........    6,795,971.519      106,542,362      1,150,159    107,692,521
Offering of Units............................      552,786.769        7,543,441         25,000      7,568,441
Net Loss.....................................        --             (23,566,210)      (249,396)   (23,815,606)
Redemptions..................................     (272,781.617)      (3,610,071)       --          (3,610,071)
                                               ---------------   --------------   ------------   ------------
Partners' Capital, March 31, 2000............    7,075,976.671   $   86,909,522   $    925,763   $ 87,835,285
                                               ---------------   --------------   ------------   ------------
                                               ---------------   --------------   ------------   ------------

                                                  UNITS OF
                                                 PARTNERSHIP        LIMITED         GENERAL
                                                  INTEREST          PARTNERS        PARTNER         TOTAL
                                               ---------------   --------------   ------------   ------------
                                                                       $               $              $
MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL
L.P.
Partners' Capital, December 31, 1996.........    8,300,169.234      111,852,280      1,133,349    112,985,629
Offering of Units............................    5,034,287.188       69,082,458        600,000     69,682,458
Net Income...................................        --              11,589,197        117,887     11,707,084
Redemptions..................................     (899,755.684)     (12,424,664)       --         (12,424,664)
                                               ---------------   --------------   ------------   ------------
Partners' Capital, December 31, 1997.........   12,434,700.738      180,099,271      1,851,236    181,950,507
Offering of Units............................    4,731,996.876       69,886,681        565,000     70,451,681
Net Income...................................        --              22,571,217        230,153     22,801,370
Redemptions..................................   (1,342,497.646)     (20,102,124)       --         (20,102,124)
                                               ---------------   --------------   ------------   ------------
Partners' Capital, December 31, 1998.........   15,824,199.968      252,455,045      2,646,389    255,101,434
Offering of Units............................    3,976,153.731       61,073,132        410,000     61,483,132
Net Loss.....................................        --             (20,531,494)      (208,669)   (20,740,163)
Redemptions..................................   (1,772,457.606)     (27,088,685)       --         (27,088,685)
                                               ---------------   --------------   ------------   ------------
Partners' Capital, December 31, 1999.........   18,027,896.093      265,907,998      2,847,720    268,755,718
Offering of Units............................      691,109.928       10,310,260        --          10,310,260
Net Loss.....................................        --              (4,135,156)       (44,283)    (4,179,439)
Redemptions..................................     (812,550.262)     (12,092,341)       --         (12,092,341)
                                               ---------------   --------------   ------------   ------------
Partners' Capital, March 31, 2000............   17,906,455.759   $  259,990,761   $  2,803,437   $262,794,198
                                               ---------------   --------------   ------------   ------------
                                               ---------------   --------------   ------------   ------------

   The accompanying notes are an integral part of these financial statements.

            MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL BALANCED L.P.
                            STATEMENTS OF CASH FLOWS

                                FOR THE QUARTERS ENDED                   FOR THE YEARS ENDED
                                      MARCH 31,                              DECEMBER 31,
                             ----------------------------    --------------------------------------------
                                 2000            1999            1999            1998            1997
                             ------------    ------------    ------------    ------------    ------------
                                       $              $              $              $              $
                             (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING
ACTIVITIES
Net income (loss).........     1,802,642         (53,009)        402,310       5,577,888        3,599,516
Noncash item included in
net income (loss):
  Net change in unrealized
  trading profit (loss)...    (2,006,181)        870,068       1,157,073      (1,285,628)        (464,966)
(Increase) decrease in
operating assets:
  Interest receivable
  (Dean Witter)...........       (29,631)         (5,691)        (77,458)        (48,192)         (33,466)
  Net option premiums.....       --              --              --             (458,150)         458,150
Increase (decrease) in
operating liabilities:
  Accrued brokerage fees
  (Dean Witter)...........         5,342          11,971          47,054          70,079            7,615
  Accrued management
  fees....................         1,451           3,253          12,787          20,703            4,507
  Incentive fees
  payable.................       --              (69,730)        (69,730)         69,730          --
                             ------------    ------------    ------------    ------------    ------------
Net cash provided by (used
for) operating
activities................      (226,377)        756,862       1,472,036       3,946,430        3,571,356
                             ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING
ACTIVITIES
Offering of Units.........     3,106,698       3,507,842      16,319,278      17,637,965        6,527,261
(Increase) decrease in
subscriptions
receivable................       (21,816)        (63,899)        315,143        (537,387)        (434,141)
Increase (decrease) in
redemptions payable.......     1,269,492         201,105         549,551           3,614         (686,849)
Redemptions of Units......    (4,068,643)     (1,010,731)     (4,771,448)     (2,985,217)      (3,149,796)
                             ------------    ------------    ------------    ------------    ------------
Net cash provided by
financing activities......       285,731       2,634,317      12,412,524      14,118,975        2,256,475
                             ------------    ------------    ------------    ------------    ------------

Net increase in cash......        59,354       3,391,179      13,884,560      18,065,405        5,827,831
Balance at beginning of
period....................    56,904,921      43,020,361      43,020,361      24,954,956       19,127,125
                             ------------    ------------    ------------    ------------    ------------
Balance at end of
period....................    56,964,275      46,411,540      56,904,921      43,020,361       24,954,956
                             ------------    ------------    ------------    ------------    ------------
                             ------------    ------------    ------------    ------------    ------------

   The accompanying notes are an integral part of these financial statements.

                MORGAN STANLEY DEAN WITTER SPECTRUM SELECT L.P.
                            STATEMENTS OF CASH FLOWS

                                FOR THE QUARTERS ENDED                   FOR THE YEARS ENDED
                                      MARCH 31,                              DECEMBER 31,
                             ----------------------------    --------------------------------------------
                                 2000            1999            1999            1998            1997
                             ------------    ------------    ------------    ------------    ------------
                                  $               $               $               $               $
                             (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING
ACTIVITIES
Net income (loss).........    (3,137,046)       (311,140)    (16,694,414)     22,695,060        9,943,717
Noncash item included in
net income (loss):
  Net change in unrealized
  trading profit (loss)...     4,790,955       2,656,394       1,547,990       1,192,107       (3,149,167)
(Increase) decrease in
operating assets:
  Net option premiums.....       503,106         --             (776,380)        --                18,205
  Interest receivable
  (Dean Witter)...........       (70,831)         (9,022)       (130,447)         46,346         (105,144)
  Due from Dean Witter....       --              --              --            1,097,517         (688,191)
Increase (decrease) in
operating liabilities:
  Accrued brokerage fees
  (Dean Witter)...........        28,269         101,643         106,631       1,164,344         (491,315)
  Accrued management
  fees....................        11,697          42,060          44,124          58,124           19,815
  Accrued administrative
  expenses................       --              --              --              (72,499)         (50,844)
  Incentive fees
  payable.................       --              --              --              --              (348,459)
  Accrued transaction fees
  and costs...............       --              --              --              --               (64,595)
                             ------------    ------------    ------------    ------------    ------------
Net cash provided by (used
for) operating
activities................     2,126,150       2,479,935     (15,902,496)     26,180,999        5,084,022
                             ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING
ACTIVITIES
  Offering of Units.......    11,415,053      11,547,488      51,589,367      30,297,590       12,056,614
  (Increase) decrease in
  subscriptions
  receivable..............    (1,407,992)      1,837,918       2,291,656      (6,021,707)       5,365,420
  Increase (decrease) in
  redemptions payable.....       200,132         805,003       2,824,861      (1,332,933)         (97,843)
  Redemptions of Units....   (10,365,259)     (4,554,235)    (21,171,795)    (19,683,455)     (19,013,295)
                             ------------    ------------    ------------    ------------    ------------
Net cash provided by (used
for) financing
activities................      (158,066)      9,636,174      35,534,089       3,259,495       (1,689,104)
                             ------------    ------------    ------------    ------------    ------------

Net increase in cash......     1,968,084      12,116,109      19,631,593      29,440,494        3,394,918
Balance at beginning of
period....................   207,251,012     187,619,419     187,619,419     158,178,925      154,784,007
                             ------------    ------------    ------------    ------------    ------------
Balance at end of
period....................   209,219,096     199,735,528     207,251,012     187,619,419      158,178,925
                             ------------    ------------    ------------    ------------    ------------
                             ------------    ------------    ------------    ------------    ------------

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.
                            STATEMENTS OF CASH FLOWS

                                FOR THE QUARTERS ENDED                   FOR THE YEARS ENDED
                                      MARCH 31,                              DECEMBER 31,
                             ----------------------------    --------------------------------------------
                                 2000            1999            1999            1998            1997
                             ------------    ------------    ------------    ------------    ------------
                                  $               $               $               $               $
                             (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING
ACTIVITIES
Net income (loss).........   (23,815,606)      2,884,387      28,129,070       5,015,095       (1,064,879)
Noncash item included in
net income (loss):
  Net change in unrealized
  trading profit (loss)...     5,709,698         263,612      (4,264,478)     (2,771,722)      (2,387,258)
(Increase) decrease in
operating assets:
  Net option premiums.....      (120,581)        705,904         237,299          96,477         (367,448)
  Interest receivable
  (Dean Witter)...........        19,803         (21,262)       (134,335)         17,798          (59,402)
Increase (decrease) in
operating liabilities:
  Accrued brokerage fees
  (Dean Witter)...........       (50,253)         20,529         184,395          45,565           36,599
  Accrued management
  fees....................       (31,549)         15,375          94,670          30,719           31,436
                             ------------    ------------    ------------    ------------    ------------
Net cash provided by (used
for) operating
activities................   (18,288,488)      3,868,545      24,246,621       2,433,932       (3,810,952)
                             ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING
ACTIVITIES
  Offering of Units.......     7,568,441       3,205,264      16,946,544      16,742,471       22,527,135
  (Increase) decrease in
  subscriptions
  receivable..............        95,295         442,658          52,093        (962,792)            (168)
  Increase (decrease) in
  redemptions payable.....       502,061         336,836         448,884        (967,188)        (124,372)
  Redemptions of Units....    (3,610,071)     (1,933,488)     (7,804,868)    (10,431,372)      (7,485,552)
                             ------------    ------------    ------------    ------------    ------------
Net cash provided by
financing activities......     4,555,726       2,051,270       9,642,653       4,381,119       14,917,043
                             ------------    ------------    ------------    ------------    ------------

Net increase (decrease) in
cash......................   (13,732,762)      5,919,815      33,889,274       6,815,051       11,106,091
Balance at beginning of
period....................    97,808,328      63,919,054      63,919,054      57,104,003       45,997,912
                             ------------    ------------    ------------    ------------    ------------
Balance at end of
period....................    84,075,566      69,838,869      97,808,328      63,919,054       57,104,003
                             ------------    ------------    ------------    ------------    ------------
                             ------------    ------------    ------------    ------------    ------------

   The accompanying notes are an integral part of these financial statements.

               MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P.
                            STATEMENTS OF CASH FLOWS

                                FOR THE QUARTERS ENDED                   FOR THE YEARS ENDED
                                      MARCH 31,                              DECEMBER 31,
                             ----------------------------    --------------------------------------------
                                 2000            1999            1999            1998            1997
                             ------------    ------------    ------------    ------------    ------------
                                  $               $               $               $               $
                             (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING
ACTIVITIES
Net income (loss).........    (4,179,439)    (12,927,525)    (20,740,163)     22,801,370       11,707,084
Noncash item included in
net income (loss):
  Net change in unrealized
  trading profit (loss)...     6,776,774       7,731,117         872,972      (6,612,556)      (9,762,823)
(Increase) decrease in
operating assets:
  Net option premiums.....       (74,725)        --               74,725         --               328,955
  Interest receivable
  (Dean Witter)...........       (93,173)         (3,389)       (183,270)        (60,123)        (275,721)
Increase (decrease) in
operating liabilities:
  Accrued brokerage fees
  (Dean Witter)...........        64,605         110,494         120,330         341,957          320,941
  Accrued management
  fees....................        35,644          60,961          66,388         220,319          197,331
  Incentive fees
  payable.................       --              --              --             (139,190)         139,190
                             ------------    ------------    ------------    ------------    ------------
Net cash provided by (used
for) operating
activities................     2,529,686      (5,028,342)    (19,789,018)     16,551,777        2,654,957
                             ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING
ACTIVITIES
Offering of Units.........    10,310,260      16,416,999      61,483,132      70,451,681       69,682,458
(Increase) decrease in
subscriptions
receivable................     1,148,980      (1,188,949)         75,719      (1,037,012)       2,151,502
Increase in redemptions
payable...................     1,543,567       1,153,566       1,718,282         330,081          325,421
Redemptions of Units......   (12,092,341)     (5,846,956)    (27,088,685)    (20,102,124)     (12,424,664)
                             ------------    ------------    ------------    ------------    ------------
Net cash provided by
financing activities......       910,466      10,534,660      36,188,448      49,642,626       59,734,717
                             ------------    ------------    ------------    ------------    ------------

Net increase in cash......     3,440,152       5,506,318      16,399,430      66,194,403       62,389,674
Balance at beginning of
period....................   251,443,755     235,044,325     235,044,325     168,849,922      106,460,248
                             ------------    ------------    ------------    ------------    ------------
Balance at end of
period....................   254,883,907     240,550,643     251,443,755     235,044,325      168,849,922
                             ------------    ------------    ------------    ------------    ------------
                             ------------    ------------    ------------    ------------    ------------

   The accompanying notes are an integral part of these financial statements.

                   MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
                         NOTES TO FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO 2000 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- Morgan Stanley Dean Witter Spectrum Global Balanced L.P., Morgan Stanley Dean Witter Spectrum Select L.P., Morgan Stanley Dean Witter Spectrum Strategic L.P. and Morgan Stanley Dean Witter Spectrum Technical L.P. (individually, a "Partnership," or collectively, the "Partnerships") are limited partnerships organized to engage in the speculative trading of futures and forward contracts, options on futures contracts and on physical commodities, and other commodities interests, including foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

     The general partner for each Partnership is Demeter Management Corporation ("Demeter" or the "General Partner"). The non-clearing commodity broker is Dean Witter Reynolds, Inc. ("Dean Witter"), and an unaffiliated clearing commodity broker, Carr Futures Inc., provides clearing and execution services. Both Demeter and Dean Witter are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

     Spectrum Select became one of the Spectrum Series of funds effective June 1, 1998. Each outstanding unit of limited partnership interest in Dean Witter Select Futures Fund L.P. was converted into 100 units of Spectrum Select. The number of Units outstanding, net income or loss per Unit and Net Asset Value per Unit have been adjusted for all reporting periods to reflect this conversion.

     On May 31, 1997, Morgan Stanley Group Inc. was merged with and into Dean Witter, Discover & Co. At that time, Dean Witter, Discover & Co. changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. Effective February 19, 1998, Morgan Stanley, Dean Witter, Discover & Co. changed its corporate name to Morgan Stanley Dean Witter & Co.

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by the General Partner and the Limited Partners based upon their proportional ownership interests.

     USE OF ESTIMATES -- The financial statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

     The unaudited interim financial statements contained herein include, in the opinion of management, all of the adjustments necessary for a fair presentation of the results of operations and financial condition of the Partnerships. These financial statements should be read in conjunction with the Partnerships' December 31, 1999 annual report on Form 10-K.

     REVENUE RECOGNITION -- Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net changes in unrealized gains and losses are reflected in the change in unrealized profit (loss) on open contracts from one period to the next in the statements of operations. Monthly, Dean Witter pays each Partnership interest income based upon 80% of its average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Select, Spectrum Strategic and Spectrum Technical and 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnership on futures interests, but not actually received.

     NET INCOME (LOSS) PER UNIT -- Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

     EQUITY IN FUTURES INTERESTS TRADING ACCOUNTS -- The Partnerships' asset "Equity in futures interests trading accounts," reflected in the statement of financial condition, consists of (A) cash on deposit with Dean Witter and Carr Futures to be used as margin for trading; (B) net unrealized gains or losses on open contracts, which are valued at market, and calculated as the difference between original contract value and market value, and (C) the net option premiums, which represent the net of all monies paid and/or received for such option premiums. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount in each period due to master netting agreements.

     The Partnerships have offset the fair value amounts recognized for forward contracts executed with the same counterparty as allowable under terms of the master netting agreements with Carr Futures, the sole counterparty on such contracts. The Partnerships have consistently applied their right to offset.

     BROKERAGE AND RELATED TRANSACTION FEES AND COSTS -- Prior to July 31, 1997, brokerage fees for Spectrum Global Balanced were accrued at a monthly rate of 11/24 of 1% of the Net Assets (a 5.5% annual rate) as of the first day of each month. From August 1, 1997 to May 31, 1998 brokerage fees were further reduced to 49/120 of 1% of the Net Assets (a 4.9% annual rate) as of the first day of the month. Effective June 1, 1998, brokerage fees were reduced to a flat-rate monthly fee of 1/12 of 4.60% of the Net Assets (a 4.60% annual rate) as of the first day of each month.

     Prior to June 1, 1998, brokerage commissions for Spectrum Select were accrued on a half-turn basis at 80% of Dean Witter's published non-member rates and transaction fees and costs were accrued on a half-turn basis. Brokerage commissions and transaction fees and costs were capped at 13/20 of 1% per month (a 7.8% maximum annual rate) of Spectrum Select's month-end Net Assets. Effective June 1, 1998 brokerage fees for Spectrum Select were reduced to a monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

     Prior to July 31, 1997, brokerage fees for Spectrum Strategic and Spectrum Technical were accrued at a monthly rate of 33/48 of 1% of Net Assets (an 8.25% annual rate) as of the first day of each month. From August 1, 1997 to May 31, 1998, brokerage fees were accrued at 51/80 of 1% of the Net Assets (a 7.65% annual rate) as of the first day of each month. Effective June 1, 1998, brokerage fees for Spectrum Strategic and Spectrum Technical were reduced to a flat-rate monthly fee of 1/12 of 7.25% (a 7.25% annual rate) of the Net Assets as of the first day of each month.

     Such fees cover all brokerage fees, transaction fees and costs and ordinary administrative and continuing offering expenses.

     OPERATING EXPENSES -- The Partnerships incur monthly management fees, and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses, are borne by Dean Witter through the brokerage fees paid by the Partnerships (effective June 1, 1998 for Spectrum Select with its change to a flat rate brokerage fee).

     Prior to June 1, 1998, Spectrum Select was charged all operating expenses related to its trading activities to a maximum of 1/4 of 1% annually of Spectrum Select's average month end Net Assets. Demeter was responsible for operating expenses in excess of the cap.

     INCOME TAXES -- No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

     DISTRIBUTIONS -- Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

     CONTINUING OFFERING -- Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units were paid by the Limited Partners or the Partnership. Dean Witter will pay all such costs.

     REDEMPTIONS -- Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges will be paid to Dean Witter. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

     EXCHANGES -- On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

     DISSOLUTION OF THE PARTNERSHIP -- Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of their financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

     Each Partnership pays brokerage fees to Dean Witter as described in Note 1. Each Partnership's cash is on deposit with Dean Witter and Carr Futures in futures interests trading accounts to meet margin requirements as needed. Dean Witter pays interest on these funds as described in Note 1.

3. TRADING ADVISORS

     Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

     Morgan Stanley Dean Witter Spectrum Global Balanced L.P.
      RXR, Inc.

     Morgan Stanley Dean Witter Spectrum Select L.P.
      EMC Capital Management, Inc.
      Rabar Market Research, Inc.
      Sunrise Capital Management, Inc.

     Morgan Stanley Dean Witter Spectrum Strategic L.P.
      Blenheim Investments, Inc.
      Allied Irish Capital Management, Ltd.
      Willowbridge Associates Inc.

     Effective April 30, 1998, A. Gary Shilling & Co., Inc. ("Shilling") was terminated as an advisor to Spectrum Strategic. The assets of the Partnership previously allocated to Shilling were allocated to Stonebrook Capital Management Inc., ("Stonebrook"), effective June 1, 1998.

     Effective March 4, 1999 Stonebrook was terminated as an advisor to Spectrum Strategic. The assets of the Partnership previously allocated to Stonebrook were allocated to Allied Irish Capital Management, Ltd. ("AICM"), effective June 1, 1999.

     Morgan Stanley Dean Witter Spectrum Technical L.P.
      Campbell & Company, Inc. ("Campbell")

      Chesapeake Capital Corporation ("Chesapeake")
      John W. Henry & Company, Inc. ("JWH")

     Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

     MANAGEMENT FEE -- The management fee is accrued at the rate of 5/48 of 1% of the Net Assets on the first day of each month (a 1.25% annual rate) for Spectrum Global Balanced.

     The management fee is accrued at the rate of 1/4 of 1% per month of the Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate) for Spectrum Select. Prior to June 1, 1998, the management fee was accrued at the rate of 1/4 of 1% of the Partnership's adjusted Net Assets, as defined in the Limited Partnership Agreement, as of the last day of each month (a 3% annual rate.)

     The management fee is accrued at the rate of 1/12 of 4% of the Net Assets allocated to each of Blenheim and Willowbridge on the first day of each month, and 1/12 of 3% of the Net Assets allocated to AICM on the first day of each month for Spectrum Strategic (annual rates of 4% and 3%, respectively). Prior to June 1, 1998, the management fee was accrued at the rate of 1/3 of 1% per month of the Net Assets allocated to each trading advisor on the first day of each month (a 4% annual rate).

     The management fee is accrued at the rate of 1/3 of 1% per month of the Net Assets allocated to each trading advisor on the first day of each month (a 4% annual rate) for Spectrum Technical.

     INCENTIVE FEE -- Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each will pay a monthly incentive fee equal to 15% of trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month. Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses, after brokerage, management and incentive fees have been deducted. Prior to June 1, 1998, trading profits for Spectrum Select represented the amount by which profits from futures, forwards and options trading exceed losses, after brokerage, management, incentive, administrative and transaction fees and costs were deducted and prior to June 1, 1998, Spectrum Select paid a quarterly incentive fee to each trading advisor equal to 17.5% of trading profits.

     Spectrum Technical pays a monthly incentive fee equal to 15% of trading profits experienced with respect to the Net Assets allocated to Campbell and JWH and 19% of trading profits with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month. Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses, after brokerage, management and incentive fees have been paid. Prior to June 1, 1998, trading profits represented the amount by which profits from futures, forwards and options trading exceed losses, after brokerage, management, incentive, administrative and transaction fees and costs were paid. Prior to June 1, 1998, Spectrum Technical paid an incentive fee equal to 15% of trading profits to all trading advisors.

     For all Partnerships when trading losses are incurred, no incentive fee will be paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

4. FINANCIAL INSTRUMENTS

     The Partnerships trade futures and forward contracts and options on futures contracts and on physical commodities, in interest rates, stock indices, commodities, currencies, precious and industrial metals and energy products. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999. The issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," defers the required implementation of SFAS No. 133 until fiscal years beginning after June 15, 2000. However, the Partnerships elected to adopt the provisions of SFAS No. 133 for the fiscal year ended December 31, 1998. SFAS No. 133 supersedes SFAS No. 119 and No. 105, which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity which carries its assets at fair value. The application of SFAS No. 133 did not have a significant effect on the Partnerships' financial statements.

     The unrealized gains on open contracts are reported as a component of "Equity in futures interests trading accounts" on the statements of financial condition and totaled at March 31, 2000, December 31, 1999, and December 31, 1998, respectively, $2,816,295, $810,114, and $1,967,187 for Spectrum Global
Balanced, $2,096,109, $6,887,064, and $8,435,054 for Spectrum Select,
$3,854,115, $9,563,813, and $5,299,335 for Spectrum Strategic, and $11,259,522,
$18,036,296 and $18,909,268 for Spectrum Technical.

     For Spectrum Global Balanced, of the $2,816,295 net unrealized gain on open contracts at March 31, 2000, $2,908,912 related to exchange-traded futures contracts and $(92,617) related to off-exchange-traded forward currency contracts. Of the $810,114 net unrealized gain on open contracts at December 31, 1999, $669,640 related to exchange-traded futures contracts and $140,474 related to off-exchange-traded forward currency contracts. Of the $1,967,187 net unrealized gain on open contracts at December 31, 1998 $2,044,752 related to exchange-traded futures contracts and $(77,565) related to off-exchange-traded forward currency contracts.

     For Spectrum Select, of the $2,096,109 net unrealized gain on open contracts at March 31, 2000, $2,133,905 related to exchange-traded futures and futures-styled options contracts and $(37,796) related to off-exchange-traded forward currency contracts. Of the $6,887,064 net unrealized gain on open contracts at December 31, 1999, $6,935,040 related to exchange-traded futures and futures-styled options contracts and $(47,976) related to off-exchange-traded forward currency contracts. Of the $8,435,054 net unrealized gain on open contracts at December 31, 1998, $8,982,276 related to exchange-traded futures contracts and $(547,222) related to off-exchange-traded forward currency contracts.

     For Spectrum Strategic, of the $3,854,115 net unrealized gain on open contracts at March 31, 2000, $3,854,344 related to exchange-traded futures and futures-styled options contracts and $(229) related to off-exchange-traded forward currency contracts. The $9,563,813 net unrealized gain on open contracts at December 31, 1999 and the $5,299,335 net unrealized gain on open contracts at December 31, 1998 all related to exchange-traded futures and futures-styled options contracts.

     For Spectrum Technical, of the $11,259,522 net unrealized gain on open contracts at March 31, 2000, $10,335,301 related to exchange-traded futures and futures-styled options contracts and $924,221 related to off-exchange-traded forward currency contracts. Of the $18,036,296 net unrealized gain on open contracts at December 31, 1999, $17,006,044 related to exchange-traded futures and future-styled options contracts and $1,030,252 related to off-exchange-traded forward currency contracts. Of the $18,909,268 net unrealized gain on open contracts at December 31, 1998, $19,606,697 related to exchange-traded futures contracts and $(697,429) related to off-exchange-traded forward currency contracts.

     Exchange-traded contracts and off-exchange-traded forward currency contracts held by the Partnerships at March 31, 2000, and December 31, 1999 and 1998 mature as follows:

                                                  2000             1999             1998
                                             --------------   --------------   --------------
SPECTRUM GLOBAL BALANCED
  Exchange-Traded Contracts                  June 2000        June 2000        March 1999
  Off-Exchange-Traded Forward Currency
     Contracts                               June 2000        March 2000       March 1999
SPECTRUM SELECT
  Exchange-Traded Contracts                  March 2001       December 2000    December 1999
  Off-Exchange-Traded Forward Currency
     Contracts                               June 2000        March 2000       March 1999
SPECTRUM STRATEGIC
  Exchange-Traded Contracts                  December 2001    December 2001    March 2000
  Off-Exchange-Traded Forward Currency
     Contracts                               April 2000             --               --
SPECTRUM TECHNICAL
  Exchange-Traded Contracts                  March 2001       December 2000    December 1999
  Off-Exchange-Traded Forward Currency
     Contracts                               June 2000        March 2000       March 1999

     The Partnerships also have credit risk because either Dean Witter or Carr Futures act as the futures commission merchants or the counterparties, with respect to most of the Partnerships' assets. Exchange-traded futures and futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. Each of Dean Witter and Carr Futures, as a futures commission merchant for each Partnership's exchange-traded futures and futures-styled options contracts, are required, pursuant to regulations of the Commodity Futures Trading Commission, to segregate from their own assets and for the sole benefit of their commodity customers, all funds held by them with respect to exchange-traded futures and futures-styled options contracts, including an amount equal to the net unrealized gain on all open futures and futures-styled options contracts, which funds, in the aggregate, totaled at March 31, 2000, December 31, 1999, and December 31, 1998 respectively, $59,873,187, $57,574,561, and $45,065,113 for Spectrum Global
Balanced, $211,353,001, $214,186,052, and $196,601,695 for Spectrum Select,
$87,929,910, $107,372,141, and $69,218,389 for Spectrum Strategic and
$265,219,208, $268,449,799, and $254,651,022 for Spectrum Technical. With
respect to the Partnerships' off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnerships are at risk to the ability of Carr Futures, the sole counterparty on all of such contracts, to perform. Each partnership has a netting agreement with Carr Futures. These agreements, which seek to reduce both the partnerships' and Carr Futures' exposure on off-exchange-traded forward currency contracts, should materially decrease the partnerships' credit risk in the event of Carr Futures' bankruptcy or insolvency. Carr Futures' parent, Credit Agricole Indosuez, has guaranteed to the Partnerships payment of the net liquidating value of the transactions in the Partnerships' account with Carr Futures (including foreign currency contracts).

5. LEGAL MATTERS

     The class actions first filed in 1996 in California and in New York State courts were each dismissed in 1999. On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by Dean Witter. Named defendants include Dean Witter, Demeter, Dean Witter Futures and Currency Management Inc., Morgan Stanley Dean Witter & Co. (all such parties referred to hereafter as the "Dean Witter

Parties"), Spectrum Select (under its original name) and certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to these pools. On June 16, 1997, the plaintiffs in the above actions filed a consolidated amended complaint, alleging, among other things, that the defendants committed fraud, deceit, negligent misrepresentation, various violations of the California Corporations Code, intentional and negligent breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in the sale and operation of the various limited partnerships commodity pools. The court entered an order denying class certification on August 24, 1999. On September 24, 1999, the court entered an order dismissing the case without prejudice on consent. Similar purported class actions were also filed on September 18 and 20, 1996 in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by Dean Witter. A consolidated and amended complaint in the action pending in the Supreme Court of the State of New York was filed on August 13, 1997, alleging that the defendants committed fraud, breach of fiduciary duty, and negligent misrepresentation in the sale and operation of the various limited partnership commodity pools. The New York Supreme Court dismissed the New York action in November 1998, but granted plaintiffs leave to file an amended complaint, which they did in early December 1998. The defendants filed a motion to dismiss the amended complaint with prejudice on February 1, 1999. By decision dated December 21, 1999, the New York Supreme Court dismissed the case with prejudice.

     In addition, on December 16, 1997, upon motion of the plaintiffs, the action pending in the Superior Court of the State of Delaware was voluntarily dismissed without prejudice.

6. SUBSEQUENT EVENTS (UNAUDITED)

     On March 3, 2000, the plaintiffs in the New York action referred to in Note 5 above filed an appeal of the order dismissing the consolidated complaint.

     Effective April 14, 2000, Spectrum Strategic terminated Willowbridge Associates Inc. as a trading advisor. In June 2000, Eclipse Capital Management, Inc. will be added as a trading advisor for Spectrum Strategic.

     Commencing in June 2000, the General Partner will transfer the futures and options clearing for each Spectrum Series partnership from Carr Futures Inc. to Morgan Stanley & Co. Incorporated, an affiliate of the general partner, with the exception of trades on the London Metal Exchange, which will be cleared by Morgan Stanley & Co. International Limited, also an affiliate of the general partner.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Demeter Management Corporation

We have audited the accompanying statements of financial condition of Demeter Management Corporation (the "Company"), a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co., as of November 30, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audits of the statements of financial condition provide a reasonable basis for our opinion.

In our opinion, such statements of financial condition present fairly, in all material respects, the financial position of Demeter Management Corporation at November 30, 1999 and 1998 in conformity with generally accepted accounting principles.

January 21, 2000
New York, New York

                         DEMETER MANAGEMENT CORPORATION
         (WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY DEAN WITTER & CO.)

                       STATEMENTS OF FINANCIAL CONDITION

                                                                          NOVEMBER 30,
                                                 FEBRUARY 29,     -----------------------------
                                                     2000             1999             1998
                                                 ------------     ------------     ------------
                                                      $                $                $
                                                 (UNAUDITED)
ASSETS
Investments in affiliated partnerships (Note
  2)                                               17,997,295       17,825,316       16,959,248
Income taxes receivable                               337,254          803,778          708,505
Receivable from affiliated partnerships                20,798           20,428           25,716
                                                 ------------     ------------     ------------
     Total Assets                                  18,355,347       18,649,522       17,693,469
                                                 ------------     ------------     ------------
                                                 ------------     ------------     ------------

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Payable to Morgan Stanley Dean Witter & Co.        12,676,196       13,033,208       11,648,971
Accrued expenses                                        9,117           29,293           62,198
                                                 ------------     ------------     ------------
     Total Liabilities                             12,685,313       13,062,501       11,711,169
                                                 ------------     ------------     ------------

STOCKHOLDER'S EQUITY:
Common stock, no par value:
     Authorized 1,000 shares; Issued and
       outstanding 100 shares at stated value
       of $500 per share                               50,000           50,000           50,000
     Additional paid-in capital                   123,170,000      123,170,000      111,170,000
     Retained earnings                              5,520,034        5,437,021        5,832,300
                                                 ------------     ------------     ------------
                                                  128,740,034      128,657,021      117,052,300
     Less: Notes receivable from Morgan
       Stanley Dean Witter & Co.                 (123,070,000)    (123,070,000)    (111,070,000)
                                                 ------------     ------------     ------------

     Total Stockholder's Equity                     5,670,034        5,587,021        5,982,300
                                                 ------------     ------------     ------------

     Total Liabilities and Stockholder's
       Equity                                      18,355,347       18,649,522       17,693,469
                                                 ------------     ------------     ------------
                                                 ------------     ------------     ------------

   The accompanying notes are an integral part of these financial statements.

                         DEMETER MANAGEMENT CORPORATION
         (WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY DEAN WITTER & CO.)
                   NOTES TO STATEMENTS OF FINANCIAL CONDITION
                (INFORMATION WITH RESPECT TO 2000 IS UNAUDITED)

1. INTRODUCTION AND BASIS OF PRESENTATION

     Demeter Management Corporation ("Demeter") is a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. Effective February 19, 1998 Morgan Stanley, Dean Witter, Discover & Co. changed its corporate name to Morgan Stanley Dean Witter & Co.

     Demeter manages the following commodity pools as sole general partner: Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, Dean Witter Cornerstone Fund IV, Columbia Futures Fund, Dean Witter Diversified Futures Fund Limited Partnership, Dean Witter Diversified Futures Fund II L.P., Dean Witter Diversified Futures Fund III L.P., Dean Witter Multi-Market Portfolio L.P., Dean Witter Principal Plus Fund L.P., Dean Witter Principal Plus Fund Management L.P., Dean Witter Portfolio Strategy Fund L.P., Dean Witter Global Perspective Portfolio L.P., Dean Witter World Currency Fund L.P., Dean Witter Institutional Account II L.P., DWFCM International Access Fund L.P., Morgan Stanley Dean Witter Spectrum Global Balanced L.P., Morgan Stanley Dean Witter Spectrum Strategic L.P., Morgan Stanley Dean Witter Spectrum Technical L.P., Morgan Stanley Dean Witter Spectrum Select L.P., Morgan Stanley Tangible Asset Fund L.P. (to be renamed Morgan Stanley Dean Witter Spectrum Commodity L.P.), Morgan Stanley Dean Witter/Chesapeake L.P., DWR Institutional Balanced Portfolio Account III L.P., Morgan Stanley Dean Witter/JWH Futures Fund L.P., Morgan Stanley Dean Witter/Market Street Futures Fund L.P., Morgan Stanley Dean Witter Charter Graham L.P., Morgan Stanley Dean Witter Charter Millburn L.P., and Morgan Stanley Dean Witter Charter Welton L.P.

     Each of the commodity pools is a limited partnership organized to engage in the speculative trading of commodity futures contracts, forward contracts on foreign currencies and other commodity interests.

     The financial statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from these estimates.

     The unaudited interim statement of financial condition contained herein includes, in the opinion of management, all adjustments necessary for a fair presentation of the statement of financial condition of Demeter.

     On July 31, 1997, Demeter entered into a limited partnership agreement as general partner in Morgan Stanley Tangible Asset Fund. On November 4, 1997, Morgan Stanley Tangible Asset Fund registered with the Securities and Exchange Commission 5,000,000 units and began trading on January 2, 1998. Units were made available to investors in a public offering that ended March 12, 1998 ("Offering Period"). Subsequently, Morgan Stanley Tangible Asset Fund, Demeter, the trading advisor and Dean Witter Reynolds agreed to extend the Offering Period until no later than October 16, 1998 ("Extended Offering Period"), and offered to the public unsold units remaining at the end of the Offering Period.

     In January of 1998, Demeter entered into a limited partnership agreement as general partner in Morgan Stanley Dean Witter/Market Street Futures Fund, which offers units to investors in a continuing private offering. The fund began trading on October 1, 1998.

     On April 20, 1998, Dean Witter Spectrum Balanced L.P. changed its name to Dean Witter Spectrum Global Balanced L.P. and subsequently on April 30, 1999, changed it to Morgan Stanley Dean Witter Spectrum Global Balanced L.P.

     On April 20, 1998, Dean Witter Select Futures Fund L.P. ("DWSF") changed its name to Dean Witter Spectrum Select L.P. Effective May 1, 1998 Spectrum Select became part of the Spectrum family of funds and consequently revised its fee structure, instituted an exchange provision with other funds in the Spectrum family and is offered to investors in a continuing public offering. On April 30, 1999, DWSF changed its name to Morgan Stanley Dean Witter Spectrum Select L.P.

     On April 30, 1998, Demeter ceased trading activities in Dean Witter Institutional Account II and subsequently distributed its net assets.

     On May 11, 1998, Demeter registered with the SEC 5,000,000 additional units of Dean Witter Spectrum Technical L.P. ("DWST") and 1,500,000 units of Spectrum Select, both of which are being offered to investors in a continuing public offering with previously registered units of the other Spectrum funds. On April 30, 1999, DWST changed its name to Morgan Stanley Dean Witter Spectrum Technical, L.P.

     On July 15, 1998, Demeter entered into a limited partnership agreement as general partner in the Morgan Stanley Dean Witter Charter Series. The three partnerships that comprise the Charter Series are Morgan Stanley Dean Witter Charter Graham L.P., Morgan Stanley Dean Witter Charter Millburn L.P. and Morgan Stanley Dean Witter Charter Welton L.P. On July 29, 1998, the Charter Series individually registered with the SEC 3,000,000 units of Charter Graham, 3,000,000 units of Charter Millburn and 3,000,000 units of Charter Welton to be offered to investors for a limited time in a public offering. Charter Graham, Charter Millburn and Charter Welton each commenced trading on March 1, 1999.

     On September 30, 1998, Demeter ceased trading activities in Dean Witter Institutional Balanced Portfolio Account III, and subsequently distributed its net assets.

     On February 3, 1999, DWR Chesapeake L.P. changed its name to Morgan Stanley Dean Witter/ Chesapeake L.P.

     On February 3, 1999, DWR/JWH Futures Fund L.P. changed its name to Morgan Stanley Dean Witter/JWH Futures Fund L.P.

     On April 30, 1999, Dean Witter Spectrum Strategic L.P. changed its name to Morgan Stanley Dean Witter Spectrum Strategic L.P.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INCOME TAXES -- The results of operations of Demeter are included in the consolidated federal income tax return of Morgan Stanley Dean Witter & Co., computed on a separate company basis and due to Morgan Stanley Dean Witter & Co.

3. INVESTMENTS IN AFFILIATED PARTNERSHIPS

     The limited partnership agreement of each commodity pool requires Demeter to maintain a general partnership interest in each partnership, generally in an amount equal to, but not less than 1 percent of the aggregate capital contributed to the partnership by all partners.

     The total assets, liabilities and partners' capital of all the funds managed by Demeter at February 29, 2000, and November 30, 1999 and 1998 were as follows:

                                                                        NOVEMBER 30,
                                          FEBRUARY 29,       ----------------------------------
                                              2000                1999                1998
                                         --------------      --------------      --------------
                                               $                   $                   $
Total assets..........................   1,348,402,633        1,355,594,817       1,316,093,947
Total liabilities.....................      33,756,305           28,406,267          21,644,069
Total partners' capital...............   1,314,646,328        1,327,188,550       1,294,449,878

     Demeter's investments in such limited partnerships are carried at market value.

4. PAYABLE TO MORGAN STANLEY DEAN WITTER & CO.

     The payable to Morgan Stanley Dean Witter & Co. is primarily for amounts due for the purchase of partnership investments, income tax payments made by Morgan Stanley Dean Witter & Co. on behalf of Demeter and the cumulative results of operations.

5. NET WORTH REQUIREMENT

     At February 29, 2000, November 30, 1999, and November 30, 1998, Demeter held non-interest bearing notes from Morgan Stanley Dean Witter & Co. that were payable on demand. These notes were received in connection with additional capital contributions aggregating $123,070,000 at February 29, 2000, $123,070,000 at November 30, 1999, and $111,070,000 at November 30, 1998.

     The limited partnership agreement of each commodity pool requires Demeter to maintain its net worth at an amount not less than 10% of the capital contributions by all partners in each pool in which Demeter is the general partner (15% if the capital contributions to any partnership are less than $2,500,000, or $250,000, whichever is less).

     In calculating this requirement, Demeter's interests in each limited partnership and any amounts receivable from or payable to such partnerships are excluded from net worth. Notes receivable from Morgan Stanley Dean Witter & Co. are included in net worth for purposes of this calculation.

6. LITIGATION

     The class actions first filed in 1996 in California and in New York State courts were each dismissed in 1999. On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by Dean Witter. Named defendants include Dean Witter, Demeter, Dean Witter Futures & Currency Management Inc., Morgan Stanley Dean Witter & Co. (all such parties referred to hereafter as the "Morgan Stanley Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. On June 16, 1997, the plaintiffs in the above actions filed a consolidated amended complaint alleging, among other things, that the defendants committed fraud, deceit, negligent misrepresentation, various violations of the California Corporations Code, intentional and negligent breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in the sale and operation of the various limited partnership commodity pools. The court entered an order denying class certification on August 24, 1999. On September 24, 1999, the court entered an order dismissing the case without prejudice on consent. Similar purported class actions were also filed on September 18 and 20, 1996 in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Morgan Stanley Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by Dean Witter. A consolidated and amended complaint in the action pending in the Supreme Court of the State of New York was filed on August 13, 1997, alleging that the defendants committed fraud, breach of fiduciary duty, and negligent misrepresentation in the sale and operation of the various limited partnership commodity pools. The New York Supreme Court dismissed the New York action in November 1998, but granted plaintiffs leave to file an amended complaint, which they did in early December 1998. The defendants filed a motion to dismiss the amended complaint with prejudice on February 1, 1999. By decision dated December 21, 1999, the New York Supreme Court dismissed the case with prejudice.

     In addition on December 16, 1997, upon motion of the plaintiffs, the action pending in the Superior Court of the State of Delaware was voluntarily dismissed without prejudice.

7. SUBSEQUENT EVENT (UNAUDITED)

     On March 3, 2000, the plaintiffs in the New York action referred to in
Note 6 above filed an appeal of the order dismissing the consolidated complaint.

                MORGAN STANLEY DEAN WITTER SPECTRUM SELECT L.P.
               MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P.
               MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.
            MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL BALANCED L.P.
                  SUPPLEMENT TO PROSPECTUS DATED MARCH 6, 2000

     The Prospectus dated March 6, 2000 is supplemented by a supplement dated June 22, 2000. You should read the supplement together with the prospectus.

June 22, 2000